Exhibit 10.1

LEASE

IDB 17-19 DRYDOCK LIMITED PARTNERSHIP,
a Delaware Limited Partnership

Landlord

and

ENTRADA THERAPEUTICS, INC.,
a Delaware corporation
Tenant

for

The Innovation and Design Building

Premises located on the Fifth (5th) and Sixth (6th) Floors of One Design Center Place

Boston, Massachusetts

March 16, 2022

TABLE OF CONTENTS

Article I. BASIC LEASE INFORMATION	1

i

ii

iii

THE INNOVATION AND DESIGN BUILDING

Lease Agreement

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of March 16, 2022 (the “Effective Date”), by and between IDB 17-19 DRYDOCK LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), whose address is c/o Jamestown, Ponce City Market, 675 Ponce de Leon Avenue, NE, 7th Floor, Atlanta, Georgia 30308 and c/o Related Fund Management, 30 Hudson Yards, New York, New York 10001, and ENTRADA THERAPEUTICS, INC., a Delaware corporation (“Tenant”) whose address is 6 Tide Street, Boston, Massachusetts 02210. The terms set forth herein shall have the respective meanings set forth for the same in Articles I and XI of this Lease.

Subject to all of the terms and conditions of this Lease, and in consideration of the covenants and obligations contained in this Lease, Landlord and Tenant agree as follows:

Article I.
BASIC LEASE INFORMATION

Leased Premises shall mean, in the aggregate, approximately 81,442 rentable square feet comprised of: (i)  approximately 72,314 rentable square feet located on the fifth (5th) floor; (ii) approximately 8,324 rentable square feet located on the sixth (6th) floor, each as shown on the floor plans attached to this Lease as Exhibit A, Sheets 1 and 2; and (iii) approximately 804 rentable square feet located on the first (1st) floor of the Building comprised of chemical storage space and shown as “Chem Storage A 19-183A” on the plan attached to this Lease as Exhibit A, Sheet 3, all within the building located at One Design Place, Boston, Massachusetts.

Commencement Date shall mean the date upon which Landlord tenders possession of the Leased Premises to Tenant with the Landlord’s Pre Delivery Work (as defined in Section 2.2) Substantially Complete (as defined in Section 2.2).

Scheduled Commencement Date shall mean April 1, 2022.

Rent Commencement Date shall mean that date which is the earlier to occur of: (x) Tenant’s occupancy of the Leased Premises for the Permitted Use, or (y) ten (10) months after the Commencement Date provided, however, that in the event that the Landlord’s Work is not complete on such date, the Rent Commencement Date shall be the date of Substantial Completion of Landlord’s Work.

Expiration Date shall mean that date which is the last day of the month in which the tenth (10th) anniversary of the Rent Commencement Date occurs, or the last day of any renewal term, if the Lease Term is extended in accordance with the provisions of Section 8.1 hereof.

Lease Term shall mean a term beginning on the Commencement Date and ending on the Expiration Date.

Base Rent shall mean the rent payments as set forth on Exhibit E attached hereto and made a part hereof.

Permitted Use shall mean use for General Industrial (as defined in the Prime Lease, as hereinafter defined) uses, which shall include research and development, laboratory, vivarium and office uses, and for no other use or purpose.

Tenant’s Proportionate Share shall mean 14.72% (81,442 SF / 553,245 SF). The parties hereto further stipulate and agree that Tenant’s Proportionate Share of Operating Costs shall be deemed a separately enumerated amount for purposes of the Prime Lease, particularly, but without limitation, for purposes of Exhibit D of the Prime Lease.

Security Deposit shall mean $3,949,936.90 in the form of a letter of credit, subject to reduction in accordance with Section 6.5(e) hereof.

Broker shall collectively mean JLL (representing Landlord) and CBRE Inc. (representing Tenant), the commission for said Broker shall be paid by Landlord in accordance with separate agreements.

Article II.

Section 2.1          Leased Premises and Term. Upon the Effective Date, the terms and provisions of this Lease shall be fully binding on Landlord and Tenant. Landlord does hereby lease, demise and let to Tenant and Tenant does hereby lease and take from Landlord the Leased Premises for a term beginning on the Commencement Date and continuing in full force and effect for the Lease Term, unless this Lease is terminated earlier pursuant to the provisions hereof. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with other tenants, the Common Areas. Once the Rent Commencement Date is determined, Landlord and Tenant shall endeavor to execute a supplemental agreement stating the Commencement Date, the Rent Commencement Date and the Expiration Date; provided, however, the failure to do so will not affect the determination of such dates. The Leased Premises are demised hereby subject to all easements, restrictions, agreements of record as of the Effective Date, mortgages and deeds of trust, zoning and building laws, and the terms and provisions of the Prime Lease, including, but not limited to, the provisions of the Prime Lease relating to employment and non-discrimination, which provisions are set forth on Exhibit D to this Lease. If and to the extent that the Prime Lease shall be changed or modified as a result of any change imposed upon Landlord by the landlord under the Prime Lease (“Prime Lessor”), Tenant shall be given notice of such change and Tenant shall comply with any modifications which do not adversely affect Tenant’s rights and privileges or materially increase Tenant’s obligations hereunder in more than a de minimus manner. Except as expressly set forth herein, Landlord specifically excepts and reserves to itself the use of the roof, the exterior portions of the Leased Premises, and such areas within the Leased Premises required for installation, maintenance, replacement and repair of utility lines and other installations required to service other tenants of the Building from time to time during the Lease Term. No rights are conferred on Tenant, and Landlord specifically excepts and reserves to itself, unless otherwise specifically provided, all rights to the land and improvements below the floor level of the Leased Premises and to the air rights above the Leased Premises and to the land and improvements located on and within the Common Areas.

Section 2.2          Landlord’s Work Tenant’s Work; Payment of Landlord Contribution; Landlord’s Additional Contribution. For purposes of this Section 2.2, the following terms shall have the meanings set forth below:

(i)          “Landlord’s Contribution” shall mean $19,546,080.00 (i.e., $240.00 per rentable square foot of the Premises).

(ii)        [intentionally omitted].

(iii)        “Landlord’s Interim Delivery Work” shall mean the work identified as “Interim Delivery Work” on the Landlord/Tenant Work Matrix attached hereto as Exhibit F.

(iv)       “Landlord’s Post Delivery Work” shall mean the work identified as “Post Delivery Work” on the Landlord/Tenant Work Matrix attached hereto as Exhibit F.

(v)        “Landlord’s Pre Delivery Work” shall mean the work identified as “Pre Delivery Work” on the Landlord/Tenant Work Matrix attached hereto as Exhibit F.

(vi)       “Landlord’s Work” shall collectively mean the Landlord’s Pre Delivery Work, the Landlord’s Interim Delivery Work and the Landlord’s Post Delivery Work.

(vii)      “Substantially Complete” shall mean the substantial completion of the Landlord’s Pre Delivery Work, the Landlord’s Interim Delivery Work or the Landlord’s Post Delivery Work, as applicable, excepting only (i) punch-list items which can be completed without material interference with Tenant’s use of the Leased Premises, and (ii) any other items which because of the seasonal nature of the item (such as HVAC balancing) or in accordance with good construction practice, are not practicable to complete at such time. Notwithstanding anything to the contrary contained herein, in no event shall the Landlord’s Work be deemed Substantially Complete if (x) Tenant is prevented from obtaining a building permit for the performance of Tenant’s Work solely because of a failure of Landlord to perform any portion of the Landlord’s Work required to be completed for Tenant to obtain a building permit for Tenant’s Work, (y) Landlord has not provided access to temporary utilities, elevators and loading docks (it being agreed that Landlord shall (i) cooperate with Tenant to provide such access, (ii) not require more than two (2) days prior notice to schedule use of the elevators or loading docks and (iii) there will be no additional charges to Tenant for off-hours usage of the elevators or loading docks; or (z) Tenant is unable, upon completion of the Tenant’s Work, to obtain permission to occupy the Leased Premises from the City of Boston and commence occupancy for the Permitted Use solely as a result of Landlord’s failure to complete any portion of the Landlord’s Work. There shall be no delay in the Substantial Completion of Landlord’s Work arising out of the matters set forth in (x), (y) or (z) above unless and until Tenant has notified Landlord by written notice of any such claim by Tenant and Landlord has not cured the same within one (1) Business Day of receipt of such notice, and any such actual delay that is solely caused by Landlord shall result in a day for day extension of the Substantial Completion of the Landlord’s Work pursuant to the foregoing.

(viii)     “Tenant Delay” shall mean any actual delay in the performance of any of Landlord’s Work and/or the issuance of a building permit or certificate of occupancy arising out of or resulting from the following: (i) any delay and/or default on the part of Tenant or its agents, engineers, architects, or contractors, (ii) any interference with the performance of any of Landlord’s Work by Tenant or any of its agents, engineers, architects, or contractors, or (iii) any other action or inaction by Tenant or any of Tenant’s agents, engineers, architects, or contractors. Notwithstanding the foregoing, except where a Tenant Delay arises from Tenant’s failure timely to act within on or before a date or time period expressly set forth in the Lease (in which event no Tenant Delay Notice shall be required): (x) in no event shall any act or omission be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant (a) that a Tenant Delay is occurring, and (b) of the basis on which Landlord has determined that a Tenant Delay is occurring, and (y) no period of time prior to the time that Tenant receives a Tenant Delay Notice shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice.

(ix)        “Tenant’s Work” shall mean (a) all items identified as Tenant’s responsibility on the Landlord/Tenant Work Matrix attached hereto as Exhibit F, (b) the installation of Trade Fixtures, furniture, and personal property, and (c) and any other improvements and alterations in the Leased Premises necessary or desired to prepare the Leased Premises for initial occupancy of the Leased Premises by Tenant, excepting only the Landlord’s Work. All of Tenant’s Work shall be subject to the provisions of Section 4.2 hereof (Alterations).

A.          Landlord’s Work. Subject to and in accordance with the provisions of this Section 2.2, Landlord shall perform the Landlord’s Work and shall cause Landlord’s Work to be completed in a good and workmanlike manner, utilizing standard building materials and finishes, in conformance with all Requirements.

B.          Delivery of Leased Premises for Tenant’s Work; Substantial Completion of Landlord’s Work.

(i)          Landlord will exercise commercially reasonable efforts to cause the Commencement Date to occur by the Scheduled Commencement Date, as the same may be extended by Tenant Delays and/or any Force Majeure Event. Notwithstanding the foregoing, if the Commencement Date has not occurred on or before that date which is sixty (60) days following the Scheduled Commencement Date, subject to extension for Tenant Delays and/or a Force Majeure Event, Tenant shall receive a day for day rent credit against Base Rent after such date until the date that the Commencement Date occurs.

(ii)        In addition, Landlord will exercise commercially reasonable efforts to cause Landlord’s Post Delivery Work to be Substantially Completed on or before December 1, 2022 (the “Estimated LL Work Completion Date”), as the same may be extended by Tenant Delays and/or any Force Majeure Event. Landlord shall use good faith efforts to provide Tenant with approximately four (4) months’ notice of the date on which Landlord then estimates that the Landlord’s Post Delivery Work will be Substantially Completed. Notwithstanding the foregoing, if Landlord fails to Substantially Complete the Landlord’s Post Delivery Work on or before that date which is sixty (60) days following the Estimated LL Work Commencement Date, subject to extension for Tenant Delays and/or a Force Majeure Event, Tenant shall receive a day for day rent credit against Base Rent after such date until the date that the Landlord’s Post Delivery Work is Substantially Completed. Except as set forth above, Landlord shall not be liable for any failure to Substantially Complete any portion of the Landlord’s Work, to deliver possession of the Leased Premises on the Scheduled Commencement Date, or to cause the Substantial Completion of the Landlord’s Post Delivery Work to have occurred by the Estimated LL Work Completion Date, and no such failure shall impair the validity of this Lease or extend the Lease Term. If Substantial Completion of any part of Landlord’s Work is delayed as a result of or arising out of a Tenant Delay, then such portion of the Landlord’s Work shall be deemed to have been Substantially Completed on the date that such work would have been Substantially Completed but for such Tenant Delay.

(iii)       On or about the date when the Landlord’s Pre Delivery Work is Substantially Completed and on such later date that the Landlord’s Post Delivery Work is Substantially Completed, Landlord’s construction representative shall prepare a punch-list setting forth any items of such portion of the Landlord’s Work which are incomplete and deliver the same to Tenant and Landlord. Landlord shall complete such punch-list items as soon as reasonably practicable after such walk-through of the Leased Premises.

C.          Tenant’s Work and Payment of Landlord’s Contribution.

(i)         Commencing as of the Commencement Date, Landlord shall pay to Tenant an amount equal to the lesser of (1) Tenant’s costs incurred in the performance of Tenant’s Work; and (2) the Landlord’s Contribution, provided that as of the date on which Landlord is required to make payment thereof pursuant the provisions hereof: (a) this Lease is in full force and effect, and (b) no Event of Default under this Lease exists that has not been cured. Landlord’s Contribution shall be payable solely on account of hard construction costs, labor directly related to Tenant’s Work, materials delivered to the Leased Premises, and soft costs in connection with Tenant’s Work including architectural and engineering fees and costs to obtain permits in connection with Tenant’s Work. Upon the completion of Tenant’s Work for and satisfaction of the conditions set forth herein, or upon the occurrence of the date which is twelve (12) months after the Rent Commencement Date, any amount of the applicable Landlord’s Contribution which has not been previously requisitioned by Tenant shall be retained by Landlord and Tenant shall have no further right or claim thereto.

(ii)           Landlord shall make progress payments on account of Landlord’s Contribution to Tenant on a monthly or, if requested by Tenant, a less frequent basis to reimburse Tenant for costs and expenses paid by Tenant for the work performed during the preceding month. Each of Landlord’s progress payments shall be limited to an amount equal to the costs and expenses paid by Tenant during the immediately preceding month or such longer period covered by such requisition (as certified by an authorized representative of Tenant) to Tenant’s consultants, contractors, subcontractors and material suppliers, or other parties entitled to payment for costs described above (excluding any amounts which have been subject to previous disbursements from Landlord’s Contribution) multiplied by a fraction, the numerator of which is the amount of Landlord’s Contribution, and the denominator of which is the total costs associated with the Tenant’s Work (based on information provided by Tenant) for the performance of all of the Tenant’s Work. Such progress payments shall be made within thirty (30) days next following the delivery to Landlord of the completed requisition. Each requisition shall be executed by an authorized representative of Tenant, and shall be accompanied by (i) with the exception of the first requisition, copies of partial waivers of lien from all contractors, subcontractors, material suppliers, and paid design professionals performing work, providing materials or performing services covering all work, materials and services which were the subject of previous progress payments by Landlord and Tenant, (ii) a certification from Tenant’s architect that the work for which the requisition is being made has been performed substantially in accordance with the plans for the Tenant’s Work approved by Landlord, and (iii) such other documents and information as Landlord may reasonably request consistent with the requirements of landlords of similar properties, to similar tenants, in the Seaport District. Landlord shall make the final advance of the balance of Landlord’s Contribution upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under the foregoing provisions, together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Tenant’s Work by Governmental Authorities having jurisdiction thereover, (B) final as built plans and specifications for the Tenant’s Work; and (C) issuance of final lien waivers by all contractors, subcontractors, material suppliers, and design professionals covering all of the Tenant’s Work. Nothing herein shall be deemed to make any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or other person or entity, a third party beneficiary.

D.          Landlord’s Additional Contribution.

(a)          Tenant shall have the right, at Tenant’s election (which election Tenant may exercise by giving Landlord written notice on or before the Commencement Date, to require Landlord to provide an additional contribution (“Landlord’s Additional Contribution”) toward the performance of Tenant’s Work equal to up to $1,628,840.00 (calculated at a rate of $20.00 per rentable square foot of the Premises).

(b)          If Tenant elects that Landlord provide Landlord’s Additional Contribution to Tenant, as set forth above, then Tenant shall pay to Landlord, as Additional Rent, Construction Rent, as hereinafter defined. Construction Rent shall be payable by Tenant to Landlord commencing as of the Commencement Date and continuing on the first day of each month thereafter throughout the Lease Term. “Construction Rent” shall be based upon the amount of Landlord’s Additional Contribution. Tenant’s monthly payments of Construction Rent shall be equal to the amount of equal monthly payments of principal and interest which would be necessary to repay a loan in the amount of Landlord’s Additional Contribution, together with interest at the rate of eight percent (8%) per annum, on a level direct reduction basis over a one hundred twenty (120) month period.

(c)          For all purposes of the Lease, Construction Rent shall be treated as Additional Rent and shall be stated as additional rent on any invoice therefor delivered by Landlord to Tenant. Monthly payments of Construction Rent shall be payable at the same time and in the same manner as Base Rent is payable under the Lease. Construction Rent shall not be abated or reduced for any reason whatsoever (including, without limitation, termination of the Lease). If there is any default (beyond the expiration of any applicable grace periods) of any of Tenant's obligations under the Lease (including, without limitation, its obligation to pay Construction Rent) or if the term of the Lease is terminated for any reason whatsoever prior to the termination of the term of the Lease, then Tenant shall pay to Landlord, immediately upon demand, the unamortized balance of Landlord’s Additional Contribution. Tenant's obligation to pay the unamortized balance of Landlord’s Additional Contribution shall be in addition to all other rights and remedies which Landlord has based upon any default of Tenant under the Lease, and Tenant shall not be entitled to any credit or reduction in such payment based upon amounts collected by Landlord from reletting the Premises after the default of Tenant.

E.          Landlord’s Plans Contribution. Landlord shall contribute up to Twelve Thousand One Hundred Sixty-Eight and 00/100 Dollars ($12,216.30) (i.e., $0.15 per rentable square foot of the Premises) (“Landlord’s Plans Contribution”) towards the cost of one (1) test-fit plan and one (1) revision thereof prepared by Tenant for the performance of Landlord’s Work. Landlord shall, within thirty (30) days of receipt of paid invoices from Tenant, pay the Landlord’s Plan Contribution to Tenant.

F.          General Provisions. Except for performance of Landlord’s Work, Landlord’s Contribution, Landlord’s Plans Contribution and Landlord’s Additional Contribution, if applicable, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations, additions or improvements to the Leased Premises in order to prepare the Leased Premises for Tenant’s use and occupancy. Excepting only Landlord’s Work, Landlord’s Contribution, Landlord’s Plans Contribution and Landlord’s Additional Contribution, Tenant shall, at its own cost and expense, in accordance with and subject to the terms and provisions of this Lease, perform or cause to be performed any and all Tenant’s Work. All of Tenant’s Work shall be subject to Section 4.2 hereof.

G.          Construction Representatives. Each party authorizes the other to rely upon all approvals granted and other actions taken by the respective construction representative designated from time to time by such party, or any person hereafter expressly designated in writing in substitution or addition thereof by notice to the party relying thereon. Tenant hereby designates Nathan Dowden [***] and Christine DiTondo [***] as its construction representative and Landlord hereby designates Dustin Lord [***] and Erin Orpik [***] as its construction representative. Notices given under this Section G shall comply with the terms and conditions of Section 7.4 of the Lease and simultaneously therewith, a copy of such notice shall be delivered to the applicable construction representatives by email at the addresses set forth above.

H.          Warranty. Landlord shall obtain a one (1) year warranty from Landlord’s general contractor on all of Landlord’s Work and Landlord shall reasonably cooperate with Tenant in pursuing any warranty claims against the general contractor that might arise relating to the Landlord’s Work.

Section 2.3          Use; Transportation of Animals; Vivarium.

(a)          General Use Provisions. The Leased Premises may be used and occupied by Tenant solely for the Permitted Use and for no other purpose. Tenant shall not use the Leased Premises or allow the Leased Premises to be used in a manner constituting a Prohibited Use. If Tenant uses the Leased Premises for a purpose constituting a Prohibited Use, violating any Requirement, or causing the Building and/or the Project to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon notice of such violation. Excepting the MWRA Permit (as set forth in Section 2.8(b)), Tenant, at its expense shall procure and at all times maintain and comply with the terms of all licenses and permits required for the lawful conduct of the Permitted Use in the Leased Premises.

(b)          Vivarium. Provided that Tenant, at its sole expense, obtains all governmental permits and approvals required therefor, Tenant shall have the right to install a vivarium (“Vivarium”) in the Premises either as part of the Tenant’s Work or as a later alteration, all in accordance with the terms and conditions of Section 4.2(a) hereof. Tenant shall be responsible, at its sole expense, for the operations of its Vivarium in accordance with all Requirements and Governmental Authorities. Without limiting the general application of the foregoing, Tenant shall separately dispose of all waste products from the operation of the Vivarium, including, without limitation, dead animals, strictly in accordance with all Requirements. Landlord shall have the right, from time to time by written notice to Tenant, to promulgate reasonable rules and regulations with respect to the operation of the Vivarium so as to minimize any adverse effects that such operation may have on other occupants of the Building, including without limitation, regulations as to noise mitigation.

(c)          Transportation of Animals. No animals, animal waste, food or supplies relating to the animals maintained from time to time in the animal storage areas of the Leased Premises shall be transported within the Building except as provided in this Section 2.3. All deliveries of animals or animal food or supplies to Tenant at the Building shall be made in accordance with the Building Rules.

Section 2.4          Base Rent. Commencing on the Rent Commencement Date, Tenant agrees to pay the Base Rent to Landlord for each month during the Lease Term as herein provided. Base Rent shall be due and payable in advance on the first day of the month without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as expressly set forth in this Lease. If the Rent Commencement Date is a day other than the first day of a calendar month or in the event this Lease terminates on such other than the last day of a calendar month, then Base Rent for each month or months shall be prorated and the installment or installments so prorated shall be paid in advance. In the event that Tenant fails to make any payment of Base Rent or any other amount payable to Landlord hereunder within five (5) days after the date such payment becomes due and payable, a late charge in an amount equal to the greater of: (i) four percent (4%) of such payment; or (ii) $150.00, shall also become due and payable to Landlord by Tenant, such late charge being for Landlord’s administrative and other costs and is in addition to and cumulative with any other rights and remedies which Landlord may have hereunder with regard to the failure of Tenant to make any payment of Base Rent or any other sum due hereunder. Notwithstanding the foregoing, no interest or late charges shall be assessed for the first (1st) late payment received by Landlord during any twelve (12) month period, if such payment is received by Landlord within five (5) days after Tenant’s receipt of written notice from Landlord that such payment is late. As of the date hereof, Tenant shall pay all amounts in the manner set forth below:

Rent Payments:

For ACH delivery:

[***]

For Wire Transfers:

[***]

Section 2.5          Tenant’s Proportionate Share of Operating Costs. In addition to the payment of Base Rent, commencing on the Rent Commencement Date, Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Costs in accordance with the following provisions:

(a)          On or before thirty (30) days prior to each calendar year during the Term, Landlord shall furnish to Tenant a statement (“Statement”) setting forth Landlord’s reasonable estimate of Tenant’s Proportionate Share of Operating Costs, if any (the “Expense Estimate”). Tenant shall pay to Landlord the amount of such Expense Estimate in monthly installments of 1/12th each on a monthly basis contemporaneously with the payment of Base Rent.

(b)          If at any time Landlord shall have reasonable grounds to believe that the amount of actual Operating Costs incurred and to be incurred will vary from the Expense Estimate, then Landlord reserves the right to revise such estimates accordingly. Upon any such revision, the monthly payments due and payable to Landlord by Tenant under this Section shall be increased to an amount which will amortize such revised estimate over the remainder of the calendar year in which any such revision is made by Landlord.

(c)          Within one hundred and eighty (180) days after the end of any calendar year Landlord shall provide Tenant with a statement in reasonable detail showing actual Operating Costs for such calendar year. If the Statement shows that Tenant’s payments for Tenant’s Proportionate Share of Operating Costs exceed the actual amount of Tenant’s Proportionate Share of Operating Costs for such calendar year, then Landlord shall credit the amount of such excess against subsequent payments of rent due hereunder or, in the event that the Lease has expired or terminated prior to delivery of the Statement, refund the amount of such excess after first deducting any amounts due from Tenant hereunder. If the Statement shows that Tenant’s payments for Tenant’s Proportionate Share of Operating Costs are less than the actual amount of Tenant’s Proportionate Share of Operating Costs, then Tenant shall pay the amount of such deficiency within ten (10) Business Days after delivery of the Statement to Tenant.

(d)          If the Commencement Date is a day other than the first day of a calendar month or if this Lease terminates on a day other than the last day of a calendar month, then the amounts due and owing by Tenant to Landlord under this Section shall be prorated accordingly.

(e)          Landlord’s failure to render any Statement on a timely basis with respect to any calendar year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such calendar year or any subsequent calendar year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that calendar year.

(f)          Each Statement sent to Tenant shall constitute an account stated between Landlord and Tenant and shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (ii) within sixty (60) days after such Statement is sent, sends a written notice to Landlord objecting to such Statement and specifying the reasons therefor. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease, any person or entity who is to be compensated in whole or in part, on a contingency fee basis. If the parties are unable to resolve any dispute as to the correctness of such Statement within thirty (30) days following such notice of objection, either party may refer the issues raised to a nationally recognized public accounting firm selected by Landlord and reasonably acceptable to Tenant, and the decision of such accounting firm shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Tenant shall pay the fees and expenses relating to such procedure, unless such accounting firm determines that Landlord overstated Operating Costs by more than five percent (5%) for such calendar year, in which case Landlord shall pay such fees and expenses. Tenant shall have no right whatsoever to dispute, by judicial proceeding or otherwise, the accuracy of any Statement. Following the date that is twenty-four (24) months after Landlord’s delivery of a Statement to Tenant, Tenant shall not be responsible for the payment of items of Operating Costs not reflected in such Statement, except for Taxes for which Tenant is responsible under this Lease.

Section 2.6          Separately Metered Utilities and Utility Usage. From and after the Commencement Date, Tenant shall pay, within thirty (30) days of Landlord’s written demand or receipt of an invoice, along with reasonable backup, all amounts due and owing with respect to utilities furnished to the Leased Premises by a separate meter.

Section 2.7          Additional Rent; Payments. All sums of money due and payable by Tenant to Landlord under the terms of this Lease in addition to the Base Rent shall constitute additional rent (“Additional Rent”) hereunder for the purposes of the collection thereof. Landlord shall have the same remedies for default in the payment of Additional Rent as are available to Landlord in the case of a default in the payment of Base Rent. Base Rent and/or Additional Rent are sometimes referred to as “rent.” All rent shall be paid in the manner set forth in Section 2.4 above. Tenant agrees to pay all rent under this Lease at the times and in the manner herein provided, without set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly provided in this Lease.

Section 2.8          Appurtenant Rights.

(a)          Emergency Generator. Landlord shall, as part of Landlord’s Work, provide a Building common emergency generator (“Generator”) for Tenant’s use, in common with others so entitled thereto from time to time (provided that the aggregate electrical demand of all equipment connected by Tenant to the Generator at any time shall not exceed five (5) Watts per rentable square foot to the laboratory portion of the Leased Premises which shall in no event be more than sixty percent (60%) of the Leased Premises). Tenant shall be responsible for performing the work necessary to connect the Generator to the Leased Premises. Landlord shall be responsible for obtaining all governmental permits, licenses, and authorizations necessary for the operation of the Generator. Tenant shall comply with all reasonable rules and regulations promulgated by Landlord with respect to its connection to, and use of, the Generator. Landlord may, at its sole costs and expense, relocate the Generator within the Project provided the same does not materially adversely affect Tenant’s ability to utilize the Generator. Landlord shall repair and maintain the Generator in good condition and repair during the Term and Tenant shall pay, as Additional Rent, Tenant’s Laboratory Share of the costs to operate, maintain, and repair the Generator pursuant to the foregoing. As used herein, “Tenant’s Laboratory Share” shall be the proportion that the rentable square footage of the Leased Premises bears to the rentable square footage of all the premises in the Building in which laboratory uses are permitted, from time to time.

(b)          PH Neutralization System. Subject to the terms and conditions of this Section 2.8(b), the Leased Premises include Tenant’s share of the Building common PH neutralization system located, or to be located, on the first (1st) floor of the Building. Landlord has or will obtain a wastewater treatment operator permit (a “MWRA Permit”) from the Massachusetts Water Resources Authority (“MWRA”) for the operation of the PH neutralization system. The type, size, location, and manner of all connections and discharges by Tenant to the PH neutralization system, if any, shall be subject to the prior approval of Landlord in each instance prior to connecting to the PH neutralization system. Tenant’s rights under this Section 2.8(b) shall be subject to all of the terms and conditions of this Lease, as well as the following additional conditions and requirements:

(1) Except to the extent arising from the negligence or willful misconduct of Landlord or any of Landlord’s agents, employees or contractors, Tenant’s use of the PH neutralization system shall be at Tenant’s sole risk to the extent permitted pursuant to applicable Requirements (Landlord making no representation or warranty regarding the sufficiency of the PH neutralization system for Tenant’s use);

(2) Tenant’s use of the PH neutralization system shall be undertaken by Tenant in compliance with all applicable Requirements, and, Tenant shall obtain any and all permits required in connection with such use by Tenant (excepting only the MWRA Permit); and

(3) Tenant shall be responsible for connecting to the central distribution point for the PH neutralization system in locations approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed;

(4) Tenant shall pay, as Additional Rent, Tenant’s Laboratory Share of the costs to operate, maintain, and repair the PH neutralization system;

(5) The use of the PH neutralization system shall be subject to the Building Rules; and;

(6) Landlord has made no warranties, whether express or implied, with respect to the PH neutralization system, and Tenant disclaims any and all such warranties.

Tenant shall not introduce any substances or materials into the PH neutralization system, if any, (x) which are in violation of the terms of the MWRA Permit, (y) which are in violation of applicable Requirements, or (z) which would interfere with the proper functioning of the PH neutralization system.

Article III.

Section 3.1          Utilities. Landlord shall furnish or cause public utilities to furnish utility capacity for the Leased Premises in the types and amounts and otherwise in accordance with the Landlord’s Work set forth on Exhibit F (Landlord/Tenant Work Matrix).

Section 3.2          Services to be Furnished by Landlord to Tenant. Landlord shall furnish or cause to be furnished to Tenant during the Lease Term:

(a)          Central heating, ventilation and air conditioning to the Leased Premises; heating, ventilation and air-conditioning supplied to the Leased Premises after Normal Business Hours shall be subject to the overtime hourly rates then charged by Landlord at the Building; provided that, Landlord shall provide heating, ventilation and air-conditioning to the lab portion of the Leased Premises twenty-four (24) hours a day, seven (7) days a week (i.e. without charge for after Normal Business Hours usage);

(b)          24/7 access and use of non-exclusive passenger elevator service and non-exclusive freight elevator service;

(c)          24/7 access and use of non-exclusive use of loading facilities for the Building;

(d)          Maintenance and repair of the roof, exterior walls, Common Areas, common equipment (including, without limitation, sanitary, electrical (including without limitation the Emergency Generator serving the Leased Premises), heating, air conditioning, plumbing, life safety, and other systems);

(e)          Standard building signage identifying Tenant in the building lobby directory and floor directories on any multi-tenant floor; and

(f)          Janitorial service for the Common Areas of the Building.

Except as specified above, such services shall be provided during Normal Business Hours, at such locations, in such manner and to the extent deemed by Landlord to be adequate for the use and occupancy of the Building, with due regard for the prudent control of energy.

Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any laboratory portion of the Leased Premises or any other portion which, pursuant to Tenant’s safety guidelines, practices or custom or prudent industry practices, require any form of clothing or equipment other than safety glasses. In any such case, Tenant shall contract with commercial parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services.

Section 3.3          Landlord’s Failure to Provide Utilities or Services. Failure by Landlord to any extent to furnish or cause to be furnished the utilities or services described in Sections 3.1 or 3.2, or any cessation or interruption thereof, resulting from causes beyond Landlord’s reasonable control, including without limitation mechanical breakdown, overhaul, maintenance, or repair of equipment, strikes, riots, acts of God, shortages of labor or material, or governmental laws, regulations or restrictions or any other similar causes shall not render Landlord liable in any respect for damages to either person or property, be construed as an eviction of Tenant, result in an abatement of rent or relieve Tenant from its obligation to perform or observe any covenant or agreement contained in this Lease provided, however, that if any such failure, cessation or interruption shall (i) result from the negligence or willful misconduct of Landlord, its employees, contractors, or agents or a default by Landlord of Landlord’s obligations under this Lease, (ii) cause the Leased Premises (or any portion thereof) to be untenantable and (iii) continue for more than five (5) Business Days after notice by Tenant to Landlord, Tenant shall be entitled to a commensurate abatement of Base Rent from the date of such interruption until such service is restored in a manner causing the Leased Premises to be tenantable.

Section 3.4          Peaceful Enjoyment. Subject to the other terms of this Lease, Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Leased Premises for the Lease Term free of any claims by any party claiming by, through or under Landlord, provided there is no Event of Default by Tenant hereunder.

Section 3.5          Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of “Hazardous Material” in, on or about the Leased Premises, Building, and the Project:

(a)          Tenant, at its sole cost and expense, shall comply with all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters (collectively, “Environmental Laws”), including, but not limited to, the use of animals or laboratory specimens, any discharge into the air, surface, water, sewers, soil or groundwater of any Hazardous Material (as defined below), whether within or outside the Leased Premises or within the Building or Project. Notwithstanding the foregoing, nothing contained in this Lease requires, or shall be construed to require, Tenant to incur any liability related to or arising from environmental conditions (i) for which the Landlord is responsible pursuant to the terms of this Lease, or (ii) which existed within the Leased Premises, the Building or Project prior to the date Tenant takes possession of, or enters, the Leased Premises, provided, however, that if any such environmental condition was exacerbated by Tenant (or Tenant’s contractors, subcontractors, agents, subtenants, assigns, etc.), the cost (and any delays resulting therefrom) of the liability therefor and any such removal or remediation shall be equitably borne by Landlord and Tenant based upon the degree to which Tenant’s (or such other Tenant parties’) actions have increased the cost of such removal or remediation. Tenant shall comply with all applicable Requirements (including applicable building code requirements and Landlord’s reasonable quantity limitations to provide for multiple tenant use and compliance applicable to the Building area and/or the so-called “control area” therein; provided, however, that Tenant shall (I) so long as Tenant continues to lease the entirety of the fifth (5th) floor, have the right to use one hundred percent (100%) of the available quantities with respect to the two (2) control areas on the fifth (5th) floor; (II) not have the right to use any of the available quantities of any control areas on the sixth (6th) floor; and (III) only be permitted to use its allocated proportionate share of permitted storage of Hazardous Materials in the chemical storage areas on the first (1st) floor of the Building. Tenant is required to adhere to and comply with the allowable quantities of Hazardous Materials that are allocated to them by the Landlord’s flammable matrix, from time to time. Landlord consents to Tenant’s use of the Hazardous Materials in the quantities listed in Exhibit H. In the event that Tenant requests Landlord’s consent to revise or modify Exhibit H, Landlord shall respond within ten (10) Business Days after Tenant’s request for consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)          Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises or otherwise in, on or at the Building or Project by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord, except for Hazardous Materials which are permitted by this Agreement, and provided that all such permitted materials are stored, used and disposed of in strict compliance with all applicable Environmental Laws. Within ten (10) Business Days following Landlord’s written request, Tenant shall provide Landlord with any information requested by Landlord concerning the existence, use, generation or disposal of Hazardous Materials at the Leased Premises, including, but not limited to, the following information: (a) the name, address and telephone number of the person or entity employed by Tenant to dispose of its Hazardous Materials, including a copy of any contract with said person or entity, (b) all relevant information relating to such materials (e.g., a list of each type of Hazardous Materials used, stored, generated or disposed of by Tenant at the Leased Premises and a description of how Tenant disposes of said Hazardous Materials, a copy of its most current materials list and applicable quantities thereof, applicable material safety data sheets ( MSDS) and safety data sheets (SDS) and transportation and removal manifests), and (c) copies of any licenses or permits obtained by Tenant in order to use, generate or dispose of Hazardous Materials, including any MWRA permits and approvals. Tenant shall also as soon as practicable provide to Landlord (without demand by Landlord) a copy of any notice, registration, application, permit, or license given to or received from any governmental authority or private party, or persons entering or occupying the Leased Premises, concerning the presence, release, exposure or disposal of any Hazardous Materials in or about the Leased Premises, the Building, or the Project. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws and good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Leased Premises, the Building of which the Leased Premises is a part or the Project until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material.

(c)          As used herein, the term “Hazardous Material” means any hazardous or toxic substances, hazardous waste, environmental, biological, chemical, radioactive substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, or that would trigger any employee or community “right-to-know” requirements adopted by any federal, state or local governing or regulatory body or which is or otherwise becomes regulated by any Environmental Law, including but not limited to the Massachusetts “Right to Know” Law, Chapter 111F of the General Laws of Massachusetts, specifically including live organisms, viruses and fungi, Medical Waste (as defined below), and so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) designated as a “hazardous substance” pursuant to Section 1311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (iv) defined as “hazardous substance” or “oil” under Chapter 21E of the General Laws of Massachusetts, or (v) a so-called “biohazard” or Medical Waste, or is contaminated with blood or other bodily fluids; and “Environmental Laws” include, without limitation, the laws listed in the preceding clauses (i) through (iv). The term “Medical Waste” shall mean the types of waste described in any federal, state or local laws, rules and regulations and any similar type of waste. Tenant shall not cause or permit any Medical Waste to be brought, kept or used in or about the Leased Premises, the Building, or the Project by Tenant, its employees, agents, contractors or invitees except in strict compliance with all applicable Environmental Laws and with good scientific and medical practice. Tenant shall comply with all applicable and appropriate laboratory biosafety level criteria, requirements and recommendations including specific “BSL” limitations, standards, practices, safety equipment and facility requirements for the applicable BSL level pursuant to the Center for Disease Control and otherwise consistent with good scientific and medical practice (and in no event shall Tenant’s use or occupancy involve activities that would qualify or be characterized or categorized as BSL 3 or BSL 4. Information can be found at: https://www.cdc.gov/biosafety/publications/bmbl5/bmbl5_sect_iv.pdf

(d)          Intentionally omitted.

(e)          Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, pH neutralization system, and plumbing in and exclusively serving the Leased Premises (but all only to the point of common connection), and all exhaust or other ductwork in and exclusively serving the Leased Premises, in each case which has carried or released or been exposed to any Hazardous Material, and shall otherwise clean the Leased Premises (to the point of ceiling penetration) so as to permit the report hereinafter called for by this Section 3.5 to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report (the “Decommissioning Report”) addressed to Landlord and Landlord’s designees (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or certified industrial hygienist that, in either case, is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which Decommissioning Report shall be based on the environmental engineer’s or industrial hygienist’s inspection of the Leased Premises and shall show: that the Hazardous Materials, to the extent, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces of the Leased Premises (including but not limited to floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in and exclusively serving the Leased Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable Environmental Laws without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of Hazardous Materials and without incurring regulatory compliance requirements or giving notice in connection with Hazardous Materials; and that the Leased Premises may be reoccupied for office, research and laboratory use, demolished or renovated without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials and without incurring regulatory requirements or giving notice in connection with Environmental Substances. Further, for purposes of this Section 3.5: “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials. The Decommissioning Report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results. In addition, to the extent Tenant (or any party taking by or through Tenant) used, stored, generated or disposed of any radioactive or radiological substances on or about the Leased Premises, such decommissioning shall also be conducted in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public Health for the control of radiation, and cause the Leased Premises to be released for unrestricted use by the Radiation Control Program of the Massachusetts Department of Public Health for the control of radiation, and deliver to Landlord the report of a certified industrial hygienist stating that he or she has examined the Leased Premises (including visual inspection, Geiger counter evaluation and airborne and surface monitoring) and found no evidence that such portion contains Hazardous Materials or is otherwise in violation of any Environmental Law. If Tenant fails to perform its obligations under this Section 3.5, without limiting any other right or remedy, Landlord may, on not less than five (5) Business Days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all costs and expenses reasonably incurred together with an administrative charge of 10% of the cost thereof. Tenant’s obligations under this Section 3.5 shall survive the expiration or earlier termination of this Lease. All amounts owed to Landlord under this Section 3.5 shall be payable as Additional Rent, and if not paid on or before the date when due shall incur interest at the rate set forth in Section 7.5 below, until paid in full.

(f)          Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall provide to Landlord a copy of its most current chemical waste removal manifest.

(g)          Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any governmental authority). If Landlord determines that this representation and warranty was not true as of the date of this Lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(h)            Landlord shall have the right to conduct annual tests of the Leased Premises to determine whether any contamination of the Leased Premises, the Building or the Project has occurred as a result of Tenant’s use (or more frequently if Landlord has a reasonable basis to suspect that a violation of this Section 3.5 may have occurred). Tenant shall be required to pay the cost of such annual test of the Leased Premises if there is violation of this Section 3.5 or if contamination for which Tenant is responsible under this Section 3.5 is identified; provided, however, that if Tenant conducts its own tests of the Leased Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of seeking payment from Tenant for any corresponding annual test conducted by Landlord. Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Leased Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement.

(i)             Tenant hereby covenants and agrees to indemnify, defend and hold Landlord harmless from any and all liabilities, losses, costs, damages, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, the cost of consultants and experts, reasonable attorney’s fees, court costs and other legal expenses, the effects of environmental contamination, the cost of environmental testing, the removal, remediation and/or abatement of Hazardous Materials or Medical Waste), insurance policy deductibles and other expenses (collectively “Losses”) arising out of or related to an Indemnified Matter. For purposes of this Section 3.5(j), an “Indemnified Matter” shall mean any matter for which one or more of the Indemnified Parties incurs liability or damages if the liability or damages arise out of or involve, directly or indirectly, (i) the presence of any Hazardous Material or Medical Waste on or about the Leased Premises (or the Building), the presence of which is caused or permitted by Tenant or its employees, agents, contractors or invitees (all of said persons or entities are hereinafter collectively referred to as “Tenant Parties”), (ii) Tenant’s failure to perform any of its obligations under this Section 3.5 or any other provision relating to Hazardous Materials, or (iii) the existence, use or disposal of any Hazardous Substance or Medical Waste brought on to the Building by a Tenant Party. Tenant’s obligations hereunder shall include, but shall not be limited to compensating the Landlord for Losses arising out of Indemnified Matters within ten (10) Business Days after written demand from Landlord and providing a defense, with counsel reasonably satisfactory to the Landlord, at Tenant’s sole expense, within ten (10) Business Days after written demand from Landlord, of any claims, action or proceeding arising out of or relating to an Indemnified Matter whether or not litigated or reduced to judgment. This indemnification of the Landlord by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Leased Premises based upon the circumstances identified herein. Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in, on, at or under the Land caused or permitted by any Tenant Party results in any contamination of the Leased Premises, Tenant shall promptly take all actions at its sole expense as are necessary to return the Leased Premises to a condition which complies with all Environmental Laws; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions, in Landlord’s reasonable discretion, would not potentially have any materially adverse long-term or short-term effect on the Leased Premises, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws. This indemnity is intended to apply to the fullest extent permitted by applicable law.

(j)            The provisions of this Section 3.5 shall survive the expiration or termination of this Lease unless specifically waived in writing by Landlord after said expiration or termination.

Article IV.

Section 4.1             Operation. Tenant may operate the Leased Premises only for the applicable Permitted Use, consistent with the terms of this Lease.

Section 4.2             Alterations, Improvements and Additions.

(a)            Any and all furnishing, equipping or improving of or other alteration, improvement or addition to the Leased Premises shall be:

(i)             made and kept at the Leased Premises at Tenant’s sole cost, risk, and expense;

(ii)            performed in a prompt, good and workmanlike manner with labor and materials of such quality as Landlord may reasonably require in full compliance with all Requirements;

(iii)           constructed in accordance with plans and specifications approved in writing by Landlord prior to the commencement of any such work. Landlord shall not unreasonably withhold, condition or delay its approval of any plans submitted by Tenant and shall respond to the request of Tenant for such approval (or any future iterations of such plans) within ten (10) Business Days after receipt thereof. If Landlord disapproves of said plans, then concurrent therewith Landlord will specify in writing the reason(s) for such disapproval with sufficient specificity so as to allow Tenant to make such changes as Landlord may reasonably require.

(iv)           prosecuted diligently and continuously to completion so as to minimize interference with the normal business operations of other tenants in the Building, the performance of Landlord’s obligations under this Lease or any mortgage or underlying lease covering or affecting all or any part of the Project and any work being done by contractors engaged by Landlord with respect to or in connection with the Building; and

(v)            performed by contractors approved in writing by Landlord (which approval shall not unreasonably be withheld, conditioned or delayed).

(b)            Excluding the installation of Trade Fixtures, all alterations, improvements and additions constructed by Tenant shall, at Landlord’s election, which shall be provided at the time that Landlord approves plans of the same, remain the property of Landlord at the end of the Lease Term. Tenant shall be entitled to the exclusive right to depreciate and amortize any alterations or improvements that it constructs at its sole cost and take investment tax credits with respect thereto. Notwithstanding anything to the contrary in this Section 4.2 or elsewhere in this Lease, Tenant shall not be required to obtain Landlord’s consent for (a) decorative alterations or improvements such as painting, wall coverings and floor coverings (collectively, “Decorative Alterations”) or (b) alterations or improvements that (i)  do not materially and adversely affect any building systems or the Building structure, (ii) do not require the consent of the Prime Lessor based on the terms of the Prime Lease, (iii) are within the Leased Premises and are not exterior changes or otherwise visible from outside of the Leased Premises or the Building, (iii) in all respects, comply with all applicable Requirements, and (iv) cost less than $100,000.00 in each instance (collectively “Permitted Non-Structural Alterations”). Landlord shall cooperate with Tenant as reasonably required to obtain (i) any permits required for alterations or improvements, including by signing building permit applications, and (ii) the consent of Prime Lessor to any alterations or improvements, where applicable, all at no out-of-pocket cost to Landlord.

(c)            No sign may be installed or maintained by Tenant on the exterior of the Leased Premises except with the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed, and in accordance with any reasonable rules and regulations therefor adopted from time to time by Landlord.

(d)            No approval which may be given by Landlord to Tenant pursuant to this Lease, if any, shall (i) constitute an approval (or even be deemed to have confirmed Landlord’s review) with respect to compliance with any codes, building laws or other governmental requirements or (ii) relieve Tenant of any of its obligations as set forth in this Lease.

(e)            Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Project, if, in Landlord’s reasonable judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Project by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Project immediately.

(f)            With respect to any submission by the Tenant to the Landlord of the plans for Tenant’s Work, the Landlord shall respond to the Tenant in writing within fourteen (14) days of receipt of such plans with its approval or disapproval (which disapproval shall include comments to Tenant regarding the reasons for such disapproval), but Tenant may submit its building permit application prior to Landlord’s approval of such plans. For all alterations performed by Tenant, including Tenant’s Work, Tenant shall pay to Landlord a construction management fee for Landlord’s oversight of such work in an amount equal to one percent (1%) of the hard costs of such work, which construction management fee shall be paid pro rata as such costs are incurred by Tenant.

(g)            For all alterations performed by Landlord on behalf of Tenant, Tenant shall pay to Landlord a construction management fee in an amount equal to three percent (3%) of the hard costs of such work, which construction management fee shall be paid pro rata as such costs are incurred by Tenant.

(h)            Subject to the provisions of this Section 4.2, if Tenant makes any Alterations that require unusual expense to readapt the Leased Premises to normal use as an office, laboratory and research and development facility (“Specialty Alterations”), then Landlord may elect to require Tenant at the expiration or sooner termination of the Lease Term to remove such Specialty Alterations and repair any damage to the Leased Premises caused by such removal (which election shall be made at the time of Landlord’s approval of such Alterations). Without limiting the foregoing, Alterations associated with the operation of a vivarium in the Premises may, at Landlord’s election, be deemed to be Specialty Alterations.

Section 4.3             Maintenance and Repairs and Cleaning. Subject to reasonable wear and use, having in mind good maintenance practices, damage by fire or other casualty excepted, Tenant shall maintain the Leased Premises and all Trade Fixtures and other improvements situated therein in first class, clean and safe condition. Tenant shall, prior to employing any person for the purpose of cleaning the Leased Premises, request a bid for the cleaning of the Leased Premises from the company that provides janitorial service for the Common Areas of the Building; provided, however that Tenant shall not be required to employ such company. Tenant shall be solely responsible for the proper maintenance of all equipment and appliances operated by Tenant, including, without limitation, all refrigerators, coolers, ventilators and hoods, clean areas, and specialty and/or laboratory equipment. Tenant shall maintain (in good working order and repair and in accordance with the applicable manufacturer’s warranty guidelines), repair and replace all systems installed by or on behalf of Tenant or exclusively serving the Leased Premises. In connection with Tenant’s obligations hereunder, Tenant shall enter into and maintain contracts with service and maintenance contractors reasonably approved by Landlord providing for, without limitation, regularly scheduled (monthly or quarterly as reasonably determined by Tenant in consultation with such contractors) preventive maintenance/service contracts with respect to any heating, ventilation and air conditioning equipment and systems and other Building systems installed by Tenant or exclusively serving the Leased Premises to maintain same in good working order and repair and in accordance with the applicable manufacturer’s warranty guidelines. Tenant shall keep the Leased Premises equipped with all safety appliances required by any Requirements because of any use made of the Leased Premises. Tenant shall make, as and when needed as a result of misuse by, or neglect or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, invitees, or licensees or otherwise, all repairs in and about the Leased Premises necessary to preserve them in such repair, order and condition, which repairs shall be in quality and class equal to the original work. Landlord may elect, at the expense of Tenant, to make any such repairs or to repair any damage or injury to the Building or the Leased Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, or licensees. Tenant shall cause all extermination of vermin in the Leased Premises to be performed by companies reasonably approved by Landlord in writing and shall contract and utilize pest extermination services for the Leased Premises as reasonably necessary.

Section 4.4              Trade Fixtures. Landlord and Tenant agree that all Trade Fixtures in the Leased Premises shall be and remain the property of Tenant and, so long as there is no Event of Default hereunder, may be removed by Tenant prior to or upon the expiration of the Lease Term and in any event shall be removed at the request of Landlord. Tenant shall, at its sole cost and expense, repair any damage caused by such removal and restore the Leased Premises to such condition as existed prior to the installation of such Trade Fixtures. Any such repair and restoration shall be performed in accordance with the conditions set forth in Section 4.2(a) hereof. Any Trade Fixtures which are not removed from the Leased Premises shall at Landlord’s election become the property of Landlord or Landlord may remove and dispose of the same, at Tenant’s cost, without necessity of further notice to Tenant. Tenant shall have no (and hereby waives all) rights to payment or compensation for any such item(s).

Section 4.5             Laws and Regulations; Building Rules. Tenant shall comply with all laws, ordinances, rules and regulations of any governmental authority relating to the Leased Premises, including the furnishing, equipping and improving thereof and Tenant’s use therein. Tenant shall, and shall cause its employees, agents, customers and invitees to, comply with the Building Rules.

Section 4.6             Landlord’s Access. Landlord and its representatives and contractors shall have the right to enter upon the Leased Premises at any reasonable time, but upon no less than 48-hours prior written notice (except in the event of an emergency, in which case no notice shall be required) for any reasonable purpose (including, without limitation, the performance of repairs, alterations, modifications, improvements or additions thereto) and at any time for any emergency. Landlord shall make reasonable efforts to enter only during Normal Business Hours and upon advance oral or written notice. Landlord agrees that, to the extent possible, it will not unreasonably interfere with the conduct of Tenant’s business in the exercise of its rights hereunder. Notwithstanding anything to the contrary in the Lease contained: (i) Landlord, its agents, employees and contractors shall not, except in an emergency and except for normal cleaning and maintenance operations, exercise any right which it has to enter the Premises without giving Tenant reasonable advance notice; and (ii) in exercising any right which it has to enter the Premises, Landlord shall in no event enter any secure areas, as designated by Tenant in writing to Landlord, without being accompanied by a representative of Tenant.

Section 4.7              Tenant’s Access. Subject to terms and conditions of this Lease, emergencies, the Building Rules, and reasonable security requirements as the same may be amended from time to time and of which Tenant has received prior written notice, Tenant shall have access to the Leased Premises twenty-four (24) hours a day, seven (7) days a week. In addition, Tenant shall have twenty-four (24) hour shared access to the loading dock and freight elevators at the Building at no additional charge to Tenant. Tenant may elect to install an access controlled security system in the Premises; provided, however, any such system shall be compatible with the existing Building security control system and shall be subject to the prior approval of Landlord in all respects. The work to install any such security system shall be considered to be an alteration for all purposes under this Lease and Tenant shall comply with all of the terms and conditions of this Lease. Notwithstanding the foregoing, in no event shall Landlord have any liability or obligation to Tenant arising from any claims for loss, injury or damage to persons or property in connection therewith, excepting only to the extent caused by the negligence or willful misconduct of Landlord.

Section 4.8             Assignment and Subletting by Tenant.

(a)            Notwithstanding any other provisions of this Lease, except as expressly set forth herein, Tenant covenants and agrees that it will not assign this Lease or sublet (which term, without limitation, shall include the granting of concessions, licenses, and the like) the whole or any part of the Leased Premises without in each instance having first (i) received the express written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned, and (ii) if such consent is given by Landlord, caused the assignee or transferee to execute and deliver to Landlord an instrument reasonably acceptable to Landlord whereby such assignee or transferee assumes all obligations of Tenant under this Lease. In any case where Landlord shall consent to such assignment or subletting, the tenant named herein shall remain fully liable for the obligations of Tenant hereunder, including, without limitation, the obligation to pay the rent and other amounts provided under this Lease. In connection with any request by Tenant for such consent to assignment or sublet, Tenant shall provide Landlord with all relevant information requested by Landlord concerning the proposed assignee’s or tenant’s financial responsibility, creditworthiness and business experience to enable Landlord to make an informed decision (including, without limitation, a list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Leased Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in or about the Leased Premises). Tenant shall reimburse Landlord promptly for all reasonable third party out-of-pocket expenses incurred by Landlord including Landlord’s reasonable third party out of pocket attorneys’ fees in connection with the review of Tenant’s request for approval of any assignment or sublease.

(b)            Upon receipt from Tenant of such request and information, Landlord shall have the right, but not the obligation, to be exercised in writing within ten (10) calendar days after its receipt from Tenant of such request and information, (i) if the request is to assign the Lease, to terminate this Lease, or (ii) if the request is to sublet fifty percent (50%) of the Leased Premises for the remainder of the Lease Term, as it may be extended, to release Tenant from its obligations under this Lease with respect to the portion of the Leased Premises subject to the proposed sublet; in either case as of the proposed effective date set forth in Tenant’s proposed transfer notice. In the event of an assignment or a sublet of the Leased Premises where Landlord exercised either of these options, Tenant shall surrender possession of the entire Leased Premises (in the event of an assignment or sublease of all of the Leased Premises) or the portion of the Leased Premises sublet (in the event of a sublet of a portion of the Leased Premises), in accordance with the provisions of this Lease relating to surrender of the Leased Premises at the expiration of the Lease Term. If Landlord shall exercise its option with respect to a sublet of less than the entire Leased Premises, Base Rent payments and Tenant’s Proportionate Share shall be readjusted proportionately according to the ratio of the number of square feet and the portion of the space surrendered compared to the floor area of the portion of the Leased Premises retained by Tenant for the duration of the sublet.

(c)            Tenant shall not offer to make, or enter into negotiations with respect to an assignment, sublease or transfer to: (i) any entity owned by, or under the common control of, whether directly or indirectly, a tenant in the Building or in any of the following buildings located within the EDIC Park: 21-25 and 27 Drydock Avenue and Innovation Square if Landlord has comparable space to lease to such entities in such buildings; or (ii) any party with whom Landlord has been negotiating with respect to other space in the Building or any other building in the EDIC Park in Boston, Massachusetts owned by Landlord or any affiliates thereof during the prior three (3) months as evidenced by written proposals or letters of intent. Tenant shall not publicly advertise to assign or sublet this Lease for an aggregate consideration of less than 100% of the fixed rent at which Landlord is then offering to lease other space in the Building (the “Market Sub-rent”) determined as though the Leased Premises were vacant and taking into account (1) the length of the term; (2) any rent concessions granted, and (3) the cost of any alterations being performed for the transferee (Landlord acknowledging that listing such space with a broker or other real estate marketing service and providing for the quoting of rates upon inquiry is permitted pursuant to the foregoing). In no event shall the Leased Premises be used by any assignee, sublessee, concessionaire, licensee or any other person except for the Permitted Use For the purposes of this Lease, the entering into of any management agreement or any agreement in the nature thereof transferring control of and any substantial percentage of the profits and losses from the business operations of Tenant in the Leased Premises to a person or entity other than Tenant, or otherwise having substantially the same effect, shall be treated for all purposes as an assignment of this Lease and shall be governed by the provisions of this Section.

(d)            If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant or of all or substantially all of the assets of Tenant (collectively “Ownership Interests”) shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Section 4.8 shall not apply to the transfer of Ownership Interests in Tenant (i) if and so long as Tenant is publicly traded on a nationally recognized stock exchange, or (ii) between and among the principals or members of Tenant, incident to the admittance of principals or members into, or the exiting of principals or members from, the entity comprising Tenant in the ordinary course of the operations of Tenant.

(e)            Notwithstanding anything to the contrary contained in this Section 4.8, the prior consent of Landlord shall not be required with respect to an assignment of this Lease to a Permitted Transferee (as defined in Article XI) or a sublease of all or part of the Leased Premises to any Related Entity (as defined in Article XI) for the Permitted Uses so long as (i) such transfer was made for a legitimate independent business purpose and not primarily for the purpose of transferring this Lease to avoid Landlord’s consent requirements; (ii) the assignee or subtenant agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting except in accordance with the provisions of this Section 4.8, (iii) in no event shall Tenant be released from its obligations under this Lease, and (iv), as it relates to a transfer to a Permitted Transferee, the involvement by Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise) whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, will not result in a reduction of the “Net Worth” of Tenant as hereinafter defined, by an amount equal to such Net Worth of Tenant as it is represented to Landlord at the time of the execution by Landlord of this Lease. “Net Worth” of Tenant for purposes of this Section shall be the tangible net worth of Tenant (excluding any guarantors) established under generally accepted accounting principles consistently applied. In the event of a sublease permitted pursuant to this Section 4.8(e), such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. Tenant shall provide Landlord with notice of any assignment or sublease pursuant to this Section 4.8(e) within ten (10) days following the effective date of any such transaction.

(f)             In the event Tenant assigns this Lease, or sublets the whole or any part of the Leased Premises, in either case in violation of the terms and provisions of this Section 4.8, in addition to and without limiting any of Landlord’s rights and remedies on account of the resulting default hereunder by Tenant, Landlord shall have the right to terminate this Lease by giving Tenant notice of Landlord’s desire so to do, in which event this Lease shall terminate on the date specified by Landlord in such notice as if such date were the date specified herein for the expiration hereof. In the event of any assignment or subletting Tenant shall pay Landlord fifty percent (50%) of all rent and other consideration which Tenant receives as a result thereof that is in excess of the rent payable to Landlord for the portion of the Leased Premises and Term covered by the assignment or sublease. Tenant shall pay Landlord for Landlord’s share of such excess within thirty (30) days after Tenant’s receipt of such excess, after first deducting all reasonable and customary expenses directly incurred by Tenant attributable to the assignment or sublease, which shall include leasehold improvements, architectural and engineering expenses, brokerage fees and reasonable legal fees.

Notwithstanding any other provisions of this Lease, neither Tenant nor any direct or indirect assignee or subtenant of Tenant may enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Leased Premises which would require the payment of rent based on the net profits of any person or of any consideration that would not fall within the definition of “rents from real property”, as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended.

Section 4.9             Light, Air and View. Neither the diminution nor the shutting off of any light, air or view nor any other effect on the Leased Premises by any structure or condition now or hereafter existing on property adjacent to the Building shall affect this Lease, abate rent or otherwise impose any liability on Landlord.

Section 4.10           Taxes. Tenant shall pay all ad valorem and similar taxes or assessments levied upon or applicable to any of Tenant’s Trade Fixtures or any other equipment, fixtures, furniture and other property situated in the Leased Premises and all license and other fees or charges imposed on the business conducted by Tenant on the Leased Premises. Upon request by Landlord, Tenant will furnish Landlord annually with official tax receipts and other official receipts showing payment of such taxes, assessments, fees and charges. If Landlord shall be required to pay a higher ad valorem tax as a result of Tenant’s leasehold improvements, then Tenant shall pay to Landlord, upon demand, the amount of such increase in ad valorem taxes.

Section 4.11           Liens. Tenant shall not place or permit to be placed any lien, affidavit, charge or other encumbrance or order upon the Building or the Leased Premises or any part thereof or any interest therein. In the event that any such lien, affidavit, charge, encumbrance or order upon the Building or the Leased Premises or any part thereof or any interest therein attaches, regardless of the validity or enforceability thereof, Tenant shall, within fifteen (15) Business Days, cause the same to be discharged of record by payment, bonding or otherwise.

Section 4.12           Subordination to Mortgages and Leases. This Lease shall be subject and subordinated at all times to (a) all underlying leases now existing or which may hereinafter be executed affecting the Building, including but not limited to the Prime Lease, (b) the lien or liens of all mortgages and deeds of trust in any amount or amounts whatsoever now or hereafter placed on the Building or Landlord’s interest or estate therein or on or against such underlying leases and (c) all renewals, modifications, consolidations, replacements and extensions thereof. The subordinations set forth herein shall be self-operative and effective without the necessity of execution of any further instruments by any party; provided, however, that with respect to liens set forth in (a) and (b) above, the subordination of this Lease shall be conditioned upon Tenant’s receipt of an agreement from the holder of such lease, lien or renewal thereof, in form and content reasonably acceptable to Tenant, stating that so long as Tenant is not in default under any of the terms, covenants, conditions, or agreements of this Lease beyond applicable notice and cure periods, this Lease and all of the terms, provisions, and conditions of this Lease, shall remain in full force and effect, and neither this Lease, nor Tenant’s rights nor Tenant’s possession of the Leased Premises will be disturbed during the Term of this Lease or any extension thereof (the “SNDA”). Provided the foregoing conditions have been met, Tenant shall execute and deliver within twenty (20) days of request therefore any instruments, releases or other documents requested by any lessor or mortgagee for the purpose of confirming the provisions hereof or further subjecting and subordinating this Lease to such underlying leases, mortgages or deeds of trust.

Section 4.13           Certificates. At any time and from time to time during the Lease Term, upon fifteen (15) Business Days after written request by Landlord, Tenant will execute, acknowledge and deliver to Landlord and any other persons specified by Landlord a certificate certifying (i) that this Lease is in full force and effect, (ii) the date and nature of each modification to this Lease, (iii), the date to which rental and other sums payable under this Lease have been paid, (iv) that Tenant is not, to Tenant’s knowledge, aware of any default under this Lease which has not been cured, except such defaults as may be specified in said certificate, and (v) such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by Landlord and by any other person to whom it is delivered for such purpose.

Section 4.14           Limitation on Weight. Tenant shall not permit upon the floor of the Leased Premises any weight exceeding three hundred (300) pounds per square foot of floor area covered.

Section 4.15            Access to Books and Records. Tenant will permit Landlord and its duly authorized agents to examine, and shall make available for audit, copy and inspection, at any reasonable time, by Landlord and its duly authorized agents, Tenant’s books, contracts and records relating to its employment practices with respect to compliance with Exhibit D attached hereto. Tenant agrees that if, as a result of any audit, copy or inspection of such books, contracts, records or other papers, Landlord becomes aware of any default by Tenant hereunder, Tenant shall pay all costs and expenses incurred by Landlord in connection with such audit, copy or inspection. Landlord shall not disclose such information to third parties except as may be required by the Prime Lease with respect to employment practices, or by law or legal process or order of any governmental authority or agency, or except to Landlord’s lenders and prospective purchasers. Upon request by Landlord, Tenant will furnish to Landlord a copy of Tenant’s and each guarantor’s most recent year-end financial statement, including a profit and loss statement from operations, balance sheet, income statement and sales reports which request shall be made no more often than once in any calendar year unless Tenant is in default hereunder. All such financial information provided by Tenant shall be treated by Landlord as confidential and shall not be disclosed by Landlord to any third party, other than to lenders, investors and legal and financial advisors on the same condition of confidentiality

Section 4.16           Restorative Work; Renovations. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Project, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Restorative Work”), as Landlord deems necessary or desirable, provided that (a) the level of any Landlord Service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Restorative Work), and (b) Tenant is not deprived of access to the Leased Premises. There shall be no rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Restorative Work. Notwithstanding anything to the contrary contained herein, Landlord shall make a commercially reasonable effort not to unreasonably interfere with Tenant’s use of the Premises for the Permitted Use in its exercise of the rights set forth in this Section 4.16.

Section 4.17           Boston Marine Industrial Park. Tenant hereby acknowledges that: (1) the Leased Premises are located in a working industrial port within the South Boston Designated Port Area and the Boston Marine Industrial Park and adjacent to the Massport Black Falcon Cruise Terminal, all of which are served by designated truck routes, potential rail routes, waterborne trade routes, and flight paths into Logan International Airport, and all of which are essential priorities in serving the public interest and the working port area; (2) such Leased Premises are in close proximity to active general industrial, marine industrial, and cruiseport operations that may occur on an episodic, 24-hour per day, 365-days per year basis and are of vital importance to the economy of the area and the region; and (3) such routes, infrastructure, and working industrial port activities may from time-to-time lawfully generate noise, dust, odor, truck traffic, and other conditions not ordinarily found in traditional office and retail districts.

Article V.

Section 5.1             Condemnation. If the Leased Premises shall be taken or condemned (or conveyed in lieu of any such taking or condemnation) for any public purpose or access thereto shall be so taken to such an extent as to render the Leased Premises untenantable, this Lease, at the option of either Landlord or Tenant, shall terminate effective as of the date upon which possession of the Leased Premises is taken by such authority, and all rent accrued to the time of such termination shall be paid by Tenant to Landlord. In the event of any such taking or condemnation (or conveyance in lieu thereof) of twenty-five percent (25%) or more of the square footage of the Building, Landlord may elect to terminate this Lease effective as of the date upon which possession to such portion of the Building is taken, and all rent accrued to the time of such termination shall be paid by Tenant to Landlord. All proceeds of any taking, condemnation or conveyance in lieu thereof of the Leased Premises, the Building or any part thereof shall belong to and be paid to Landlord; provided, however, Tenant shall be entitled to claim, prove and receive in a condemnation proceeding such awards as may be allowed for damages to or the taking of fixtures, equipment and other personal property installed by it which it is herein permitted to remove from the Leased Premises at the end of the Lease Term, but only such awards as shall be separately awarded in addition to (and not out of or in diminishment of) the award made to Landlord.

Section 5.2             Casualty Damage. If the Leased Premises shall be destroyed or damaged by fire or any other casualty, Tenant shall immediately give notice thereof to Landlord. If the Leased Premises shall be damaged by fire or other insured casualty, so as to render the Leased Premises or access thereto untenantable in whole or in part and to such an extent that Landlord determines that such damage can be repaired with the application of reasonable diligence within two hundred forty (240) days, Tenant shall each be entitled to terminate this Lease whereupon all rent accrued up to the time of such casualty shall be paid by Tenant to Landlord. If the Leased Premises or access thereto, shall be destroyed or damaged by fire or any other casualty, and if the Leased Premises are rendered untenantable in whole or in part by reason of such casualty, then Tenant shall be entitled to a fair diminution of the rent hereunder from the time of such casualty until such time as the Leased Premises are made tenantable as reasonably determined by Landlord. In addition to the foregoing, if for any cause the Leased Premises or Building shall be so damaged that Landlord shall in its sole judgment decide not to rebuild, then by notice in writing to Tenant, this Lease shall forthwith terminate and all rent owed up to the time of such casualty as set forth in such notice shall be paid by Tenant to Landlord. In no event shall Landlord have any obligation to repair or restore any of Tenant’s goods, Trade Fixtures, furniture or other property placed in or incorporated in the Leased Premises which is destroyed or damaged by fire or any other casualty.

Section 5.3             Insurance.

(a)            Landlord agrees to maintain in full force and effect throughout the Lease Term the insurance required by the Prime Lessor and any mortgagee holding a first mortgage on the Project or, in absence of any such mortgagee, as would be required by an institutional mortgagee holding a first mortgage on the Project. Landlord shall not be obligated to insure any of Tenant’s goods, Trade Fixtures, furniture or any other property placed in or incorporated in the Leased Premises.

(b)            Tenant shall, at its sole cost and expense, procure, and maintain during the Lease Term (a) Commercial General Liability Insurance applicable to the Leased Premises and its appurtenances to provide contractual liability, personal injury liability, and property damage coverages, with limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) general aggregate; (b) Property Insurance written on a Special Perils form, with coverage for broad form water damage including earthquake, sprinkler leakage, at 100% replacement cost value covering all of Tenant’s business and Trade Fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Leased Premises and any Leasehold Improvements performed by or for the benefit of Tenant; whether paid by Tenant or Landlord; (c) Business Interruption Insurance for a period of twelve (12) months; (d) If alcohol or other distilled beverages are provided, or otherwise available in the Leased Premises, Tenant shall carry host liquor liability coverage in amounts reasonably required by Landlord; (e) Workers’ Compensation Insurance in amounts required by Law; and (f) Employers Liability Coverage of at least $1,000,000 (One Million Dollars) bodily injury for each accident, $1,000,000 (One Million Dollars) bodily injury by disease for each employee, and $1,000,000 (One Million Dollars) bodily injury disease aggregate; (g) Automobile Liability Insurance with a minimum combined single limit of liability of at least One Million Dollars ($1,000,000) including coverage for owned, non-owned and hired vehicles; and (h) Umbrella Insurance excess of all liability insurance listed above, except for workers compensation, with limits of not less than Five Million Dollars ($5,000,000) annual aggregate. In addition to the foregoing, Tenant shall procure and maintain during the Lease Term and for no fewer than three (3) years thereafter, a stand-alone (covering pollution conditions on, at, under or migrating from the Project) pollution legal liability insurance policy covering Tenant’s operations for claims relating to clean-up, bodily injury, and property damage, with limits of not less than Two Million Dollars ($2,000,000) per occurrence and in the aggregate with a deductible of not more than Twenty Five Thousand ($25,000), with respect to environmental contamination and pollution caused by Tenant. Such coverage shall have no exclusions for medical, special or biohazardous waste, mold, microbial matter, bacteria, viruses, or fungi particles expected to be handled and/or generated by Tenant in the course of Tenant’s operations and occupancy. Such policy shall include (i) full terrorism coverage, (ii) coverage for any above-ground storage tanks, where applicable, and (iii) coverage for radioactive materials if such materials are part of Tenant’s operations; and (iv) that this Lease and the indemnification requirements herein are included and scheduled as an insured contract on the pollution legal liability policy. Tenant’s Insurance shall be issued by a company that is licensed to do business in the Commonwealth of Massachusetts and have an A.M. Best rating of not less than A-VIII. All such policies of insurance shall name Landlord and parties designated in writing by Landlord as additional insureds with respect to the liability insurance coverage, and as loss payees, as their interests may appear, with respect to the property insurance and shall be primary and non-contributory with respect to any policies carried by Landlord or any additional insureds.

(c)            All policies of insurance required to be maintained by Tenant shall provide that the Landlord shall be given at least thirty (30) days’ prior written notice of any cancellation or non-renewal of any such policy. A duly executed certificate of insurance with respect to each such policy will be deposited with Landlord by Tenant on or before the Commencement Date, and a duly executed certificate of insurance with respect to each subsequent policy shall be deposited with the Landlord at least fifteen (15) days prior to the expiration of the preceding such policy.

(d)            Tenant shall not do or permit anything to be done in or about the Leased Premises nor bring nor keep nor permit anything to be brought to or kept therein, which will in any way increase the existing rate of or affect any fire or other insurance which Landlord carries upon any part of the Building or any of its contents, or cause the cancellation or invalidation of any such insurance. If the annual premium to be paid by Landlord with respect to any insurance obtained by Landlord covering any part of the Building or any of its contents shall exceed the standard rates because Tenant’s operations, contents of the Leased Premises or improvements with respect to the Leased Premises result in extra hazardous exposure, Tenant shall pay the excess amount of the premium within thirty (30) days after demand by Landlord. Notwithstanding anything to the contrary contained herein, in no event shall Tenant’s use of the Leased Premises for the Permitted Use as contemplated herein, constitute in itself a violation of this Section 5.3(d).

(e)            All insurance carried by either Landlord or Tenant covering losses arising out of destruction or damage to the Leased Premises or its contents or to other portions of the Building, or to Tenant’s occupancy and operation of the Leased Premises shall provide for a waiver of rights of subrogation against Prime Lessor, Landlord and Tenant on the part of the insurance carrier, to the extent that the same is permitted under the laws and regulations governing the writing of insurance within the Commonwealth of Massachusetts. Anything in this Lease to the contrary notwithstanding and so long as the following does not invalidate any policy of insurance, Landlord and Tenant each hereby waive to the extent of insurance carried by either party any and all rights of recovery, claims, actions, or causes of action against the other, its agent, officers or employees, or any loss or damage that may occur to the Leased Premises or the Building, or any improvements thereto, which is insured against or should have been insured against under the terms of any insurance policy required to be maintained pursuant to this Section. The waivers set forth in the immediately preceding sentence shall be in addition to, and not in substitution for, any other waivers, indemnities or exclusions of liability set forth in this Lease, including without limitation Sections 5.5 and 5.6 of this Lease.

Section 5.4             Surrender of Leased Premises. Upon termination of this Lease or Tenant’s right to possession of the Leased Premises, Tenant shall peaceably and quietly surrender the Leased Premises to Landlord, broom-clean and in a good state of repair and condition, excepting only ordinary wear and tear (subject to good maintenance practices), or damage due to fire or other casualty and otherwise in the condition required by this Lease including, without limitation, Section 3.5 hereof. Tenant shall demolish or remove all or any portion of any Trade Fixtures and other property and any alterations, improvements, additions or changes made by Tenant, whether or not the same were constructed with the consent of Landlord, and Tenant shall restore the Leased Premises to such condition as existed prior to the installation of such Trade Fixtures or other property or the making of any such alteration, improvement, addition or change, all such demolition, removal and restoration to be performed in accordance with the conditions set forth in Section 4.2. In addition, in the event required pursuant to any Regulations, upon termination of this Lease or Tenant’s right to possession of the Leased Premises, Tenant shall remove any data cabling, all other low voltage wiring from the Leased Premises installed by Tenant, and any specialty build-out installations and shall repair any damage to the Premises or the Building caused by such installation or by such removal. Upon termination of this Lease, Tenant will also surrender to Landlord all keys to the Leased Premises and inform Landlord of all combinations on locks, safes and vaults, if any, at the Leased Premises.

Section 5.5             Damages from Certain Causes. To the fullest extent permitted by law, Landlord and Landlord’s agents and employees shall not be liable or responsible to Tenant or any person claiming through Tenant for any loss or damage or injury to any property or person in, upon or about the Leased Premises or any other portion of the Building arising at any time from any cause other than to the extent by reason of the negligence or willful misconduct of Landlord or of Landlord’s employees, contractors or agents.

Section 5.6             Hold Harmless. Neither Prime Lessor nor Landlord shall be liable to Tenant, or to Tenant’s agents, employees, contractors, customers or invitees or to any other person whomsoever for any injury or damage to person or property caused by or arising out of any act, omission or neglect of Tenant, its agents, contractors, subtenants, employees, customers, licensees, concessionaires or invitees or any other person entering the Building under express or implied invitation of Tenant, and Tenant agrees to indemnify and hold Landlord and Prime Lessor harmless from all liability and claims for any such damage and from all claims, costs, damages or liabilities arising out of any of the foregoing, including without limitation reasonable attorneys’ fees and all other out-of-pocket expenses incurred in connection therewith. In any case in which Tenant has agreed to indemnify Prime Lessor or Landlord or any other person, such indemnity shall be deemed to include an obligation on the part of Tenant to appear on behalf of the indemnified party in any and all proceedings involving a claim or cause of action covered by such indemnity and to defend the indemnified party against such claim or cause of action, all at Tenant’s cost; provided, however, at the option of any party indemnified hereunder, such party shall have the right to appear on its own behalf, employ its own legal counsel and defend any claim or cause of action indemnified in this Section, all at Tenant’s cost.

Tenant shall not be liable to Landlord, or to Landlord’s agents, employees, contractors, customers or invitees or to any other person whomsoever for any injury or damage to person or property to the extent caused by or arising out of any negligent or wrongful act or omission of Landlord, its agents, contractors, subtenants, employees, customers, licensees, concessionaires or invitee, and Landlord agrees to indemnify and hold Tenant harmless from all liability and claims for any such damage and from all claims, costs, damages or liabilities arising out of any of the foregoing, including without limitation reasonable attorneys’ fees and all other out-of-pocket expenses incurred in connection therewith. In any case in which Landlord has agreed to indemnify Tenant or any other person, such indemnity shall be deemed to include an obligation on the part of Landlord to appear on behalf of the indemnified party in any and all proceedings involving a claim or cause of action covered by such indemnity and to defend the indemnified party against such claim or cause of action, all at Landlord’s cost; provided, however, at the option of any party indemnified hereunder, such party shall have the right to appear on its own behalf, employ its own legal counsel and defend any claim or cause of action indemnified in this Section, all at Landlord’s cost.

Article VI.

Section 6.1             Default by Tenant. The occurrence of any one or more of the following shall constitute an “Event of Default” by Tenant under this Lease:

(a)            Failure of Tenant to timely pay rent or any other amounts payable under this Lease as and when first due and payable; provided, however, that Landlord will give Tenant written notice and an opportunity to cure any failure to pay Rent within 5 business days of any such written notice not more than twice in any 12 month period;

(b)            Failure of Tenant to perform, observe or comply with any negative covenant or agreement set forth in Section 4.8 of this Lease;

(c)            Failure of Tenant to perform, observe, or comply with any of the terms, covenants, conditions or provisions contained in this Lease including, without limitation, the Building Rules, as the same may be reasonably modified from time to time (other than covenants to pay rent, which shall be governed by (a) above) if such failure or default is not cured to Landlord’s satisfaction within thirty (30) calendar days after Landlord has given Tenant written notice thereof or such longer period as may reasonably be required, provided that Tenant shall commence to cure such default within said thirty (30) day period and thereafter diligently prosecute the same to conclusion;

(d)            The interest of Tenant under this Lease shall be levied on under execution or other legal process;

(e)            Any petition in bankruptcy or other insolvency proceedings shall be filed by or against Tenant or any guarantor of this Lease, or any petition shall be filed or other action taken to declare Tenant or any such guarantor a bankrupt or to delay, reduce or modify Tenant’s or any such guarantor’s debts or obligations or to reorganize or modify Tenant’s or any such guarantor’s capital structure of indebtedness or to appoint a trustee, receiver or liquidator of Tenant or such guarantor or of any property of Tenant or such guarantor, or any proceeding or other action shall be commenced or taken by any governmental authority for the dissolution or liquidation of Tenant or any such guarantor; or

(f)            (i) Tenant shall become insolvent or otherwise fail to pay its monetary obligations in due course as they mature, or (ii) Tenant shall make an assignment for the benefit of creditors, or (iii) a receiver or trustee shall be appointed for Tenant or any of its properties and not discharged within five (5) Business Days.

Section 6.2             Landlord’s Remedies. Upon the occurrence of any Event of Default by Tenant under this Lease, Landlord may, at its sole option, do any one or more of the following:

(a)            Landlord may terminate this Lease and/or Tenant’s right to possession of the Leased Premises, whereupon Tenant’s right of possession shall thereupon cease and terminate and Landlord shall be entitled to the possession of the Leased Premises, any process of law, any notice to quit, or of intention to re-enter being hereby exercised by entry, or in lieu thereof, by written notice to Tenant terminating this Lease and Tenant’s right to possession. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause or in the event Landlord terminates this Lease or Tenant’s right of possession as provided in this Section 6.2. In the event of such re-entry by process of law or otherwise, Tenant nevertheless shall remain liable for any and all damage, deficiency or loss and Landlord shall have the power and right, which is hereby acceded to by Tenant, to re-let the Leased Premises, and whether or not there has been such re-letting, Landlord shall have the right each month to sue for and recover all sums previously due and not previously paid as well as all sums thereafter due and payable including, without limitation, any loss of rents (or monthly deficit) with the right reserved to Landlord to bring any action(s) or proceeding(s) for the recovery of any deficit(s) remaining unpaid without being obligated to await the expiration of the Lease Term for a final determination of Tenant’s account. Additionally, Landlord may elect at any time, upon notice to Tenant, to accelerate the payment of Base Rent, Additional Rent and all other sums due or to become due under the Lease, as reasonably estimated by Landlord, in which case Tenant shall forthwith pay such sums to Landlord after receiving a credit for (i) such sums as may previously have been paid under this Section 6.2 net of such expenses as may be deducted under clause (b) of this Section 6.2; and (ii) the fair market rent of Tenant’s leasehold estate for the balance of the Lease Term. Except as expressly set forth herein, the commencement or maintenance of any one or more actions shall not bar Landlord from bringing other or subsequent actions for future accruals pursuant to provisions of this Section 6.2. It is further understood that no waiver of any breach of any covenant, condition or agreements herein contained shall operate as a waiver of the covenant, condition or agreement itself or of any subsequent breach thereof. No provision of this Lease shall be deemed to have been waived by either party unless such waiver shall be in writing signed by the party against whom the waiver is being enforced. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of rent herein stipulated or otherwise payable under this Lease shall be deemed to be other than on account of the earliest stipulated rent nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to pursue or continue to pursue any of Landlord’s rights or remedies provided for in this Lease. The proceeds of any such re-letting shall first be applied to the expenses thereof, including all costs in refitting and redecorating the Leased Premises, leasing commissions and other costs and expenses incurred therein. The remaining proceeds resulting therefrom, if any, shall then be applied to Tenant’s liability under this Lease. Landlord’s re-letting of the Leased Premises following an Event of Default by Tenant under this Lease may be on such terms, provisions and conditions as Landlord shall deem reasonably appropriate and may be for such term (or terms) as Landlord may select whether longer or shorter than the remaining Lease Term. Tenant shall, following an Event of Default under this Lease, reimburse Landlord for interest upon all sums due to Landlord (from the date such sums shall have been due to the date of payment thereof) at the Interest Rate (as hereinafter defined).

Section 6.3             Landlord’s Right to Perform Certain Obligations. Should Tenant fail to perform any of its obligations hereunder, which failure continues after expiration of any applicable grace period and notice, or should Landlord reasonably determine that immediate action is needed to prevent damage to either the Leased Premises or the Building, Landlord may (but shall not be obligated to) enter upon the Leased Premises and perform all or any part of such obligations and/or take such action as it deems necessary to prevent or limit such damage, as applicable. Within thirty (30) days of Landlord’s written demand, Tenant shall reimburse Landlord for the cost to Landlord of performing such obligations. No action taken by Landlord under this Section shall relieve Tenant from any of its obligations under this Lease or from any consequences or liabilities arising from the failure to perform such obligations. The expiration of applicable grace periods as aforesaid shall not be required if payment or other action is in the opinion of Landlord, necessary to protect Landlord’s property and interest.

Section 6.4             Cumulative Remedies. The rights and remedies of Landlord under this Article shall be non-exclusive and shall be in addition to and cumulative of all other remedies available to Landlord under this Lease or at law or in equity.

Section 6.5             Security Deposit. Concurrent with the execution of this Lease, Tenant has delivered to Landlord a Letter of Credit (as hereinafter defined) in the amount specified in the Basic Lease Information, as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease. The Letter of Credit shall be in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawable upon a commercial bank which is reasonably satisfactory to Landlord (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $2,000,000,000. For the avoidance of doubt, the Landlord acknowledges that Silicon Valley Bank is an acceptable Issuing Bank. The Letter of Credit shall (a) name Landlord as beneficiary, (b) have a term of not less than one (1) year, (c) permit multiple drawings, (d) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (e) otherwise be in form and content reasonably satisfactory to Landlord. The Letter of Credit, if in the form attached as Exhibit G shall be satisfactory. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one (1) year each thereafter during the Lease Term (and in no event shall the Letter of Credit expire prior to the 60th day following the Expiration Date) unless the Issuing Bank sends duplicate notices (the “Non-Renewal Notice”) to Landlord not less than 60 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in Boston, Massachusetts or otherwise by facsimile presentment. Except as otherwise expressly stated herein, this Letter of Credit is governed by and subject to the “International Standby Practices of ISP 98 (1998 Revision), International Chamber of Commerce Publication No. 590.”

(a)            Application of Security. If (a) an Event of Default by Tenant occurs and is continuing in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent, or (b) Landlord receives a Non-Renewal Notice, or (c) Tenant files a voluntary petition under any Federal or state bankruptcy or insolvency code, law or proceeding, then Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, as the case may be, (x) to the extent required for the payment of any Base Rent or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default beyond any applicable cure periods, and/or (ii) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord, and/or (y) as a cash security deposit, unless and until, in the case of clause (c) above, Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Section 6.5. If Landlord applies any part of the proceeds of the Letter of Credit, Tenant shall, within ten (10) days, amend the Letter of Credit to increase the amount thereof by the amount so applied or provide Landlord with an additional Letter of Credit in the amount so applied so that Landlord shall have the full amount thereof on hand at all times during the Lease Term. The Letter of Credit or cash security, as the case may be, or balance thereof shall be returned to Tenant after the Expiration Date and after delivery of possession of the Leased Premises to Landlord in the manner required by this Lease and the curing of any outstanding Events of Default under this Lease.

(b)            Transfer. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all of its interest in and to the Letter of Credit to the holder of any mortgage upon the Building or the successor landlord in connection with a transfer of the Building, from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit to the transferee and thereupon Landlord shall without any further agreement between the parties, be released by Tenant from all liability therefor. The provisions of this Section 6.5(b) shall apply to every transfer or assignment of the whole of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

(c)            Maintenance of Letter of Credit by Tenant. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within ten (10) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Section 6.5. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the date which is sixty (60) days after the Expiration Date, or if Tenant otherwise fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section 6.5, Landlord shall have the right to present the Letter of Credit to the Issuing Bank in accordance with the terms of this Section 6.5, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered as a result of any Event of Default by Tenant under this Lease.

(d)            Landlord’s Right to Draw Upon Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease which continues beyond applicable notice and cure periods. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder beyond any applicable grace or cure periods, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained resulting from such Tenant’s breach or default. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

(e)            For purposes hereof, the “Reduction Conditions” shall mean the following: (i) no Event of Default by Tenant shall have occurred during the term of the Lease and no Event of Default by Tenant shall have occurred and be continuing, and (ii) this Lease is in full force and effect. Provided that the Reduction Conditions have been met, the Security Deposit may be reduced to $3,291,614.10 effective as of the third (3rd) anniversary of the Rent Commencement Date and $2,633,291.30 effective as of the fifth (5th) anniversary of the Rent Commencement Date. The reduction in the Letter of Credit shall be accomplished as follows: Tenant shall request such reduction in a written notice to Landlord, and if Landlord determines that the Reduction Conditions have been met, Landlord shall so notify Tenant, whereupon Tenant shall provide Landlord with a substitute Letter of Credit in the reduced amount, or an amendment to the Letter of Credit reducing it to the reduced amount.

Article VII.

Section 7.1             Attorneys’ Fees and Other Expenses. Unless prohibited by applicable law, in the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment..

Further, if Tenant shall request Landlord’s consent to or joinder in any instrument pertaining to this Lease, Tenant agrees promptly to reimburse Landlord for the reasonable third party out of pocket legal fees and expenses and such fees as are required to be paid by any mortgagee or other lender incurred by Landlord in processing such request, whether or not Landlord complies therewith; and if Tenant shall fail promptly so to reimburse Landlord, same shall be deemed to be a default in Tenant’s monetary obligations under this Lease.

Whenever Tenant shall request approval by Landlord or Landlord’s architect of plans, drawings, specifications, installation of signs including subsequent changes thereof, or the like, Tenant specifically agrees promptly to pay to Landlord’s architect (or reimburse Landlord for the payment Landlord makes to said architect for) all reasonable third party out of pocket charges involved in the review (and re-review, if necessary) and approval or disapproval thereof whether or not approval shall ultimately be given.

Section 7.2             Alteration. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties hereto.

Section 7.3             Non-Waiver. No course of dealing between Landlord and Tenant or any other person, nor any delay on the part of Landlord in exercising any rights under this Lease, nor any failure to enforce any provisions of this Lease, nor the acceptance of rental by Landlord shall operate as a waiver of any rights of Landlord, except to the extent, if any, expressly waived in writing by Landlord. The waiver by Landlord of any agreement, condition or provision herein contained shall not be deemed a waiver of any subsequent breach of the same or any other agreement, condition or provision herein contained.

Section 7.4             Notices. Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth below, and to any mortgagee or Prime Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any mortgagee or Prime Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Section 7.4. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given or three (3) Business Days after it shall have been mailed as provided in this Section 7.4, whichever is earlier.

If to Landlord:                                           c/o Related Fund Management

30 Hudson Yards

New York, NY 10001

Attn: Patrick Sweeney

Email: [***]

– and –

c/o JAMESTOWN, L.P.
Ponce City Market
675 Ponce de Leon Avenue NE
7th Floor
Atlanta, Georgia 30308
Attention: General Counsel; Asset Manager, IDB Seaport
Email: [***]

With a copy to:                                            IDB 17-19 Drydock Limited Partnership

c/o Related Beal

 177 Milk Street, 2nd Floor

     Boston, MA 02109

   And

  Goulston & Storrs PC

400 Atlantic Avenue

  Boston, Massachusetts 02110-3333

Attention: Amy Moody McGrath, Esq.

Email: [***]

If to Tenant:                                              Prior to the Rent Commencement Date:

Entrada Therapeutics, Inc.

6 Tide Street

Boston, MA 02210

Attn: Nathan Dowden

Following the Rent Commencement Date:

17-19 Drydock Avenue

Boston, MA 02210

Attn: Nathan Dowden

In every instance with a copy to:

Email: [***]

Email: [***]

Section 7.5     Interest. All amounts of money payable by Tenant to Landlord under this Lease shall bear interest from the date due until paid at a rate equal to the lower of (a) twelve percent (12%) per annum, or (b) the maximum rate permitted by law, if any (such rate, the “Interest Rate”).

Section 7.6     Merger of Estates. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, shall not constitute a merger and shall, at the option of Landlord, either terminate all or any existing subleases or subtenancies, or operate as an assignment to Landlord of Tenant’s interest in any or all such subleases or subtenancies.

Section 7.7     Other Tenants of Building. Neither this Lease nor Tenant’s continued occupancy of the Leased Premises is conditioned upon the opening of any store or business in the Building, nor upon the continued operation of any store or business.

Section 7.8     Consent by Landlord. In all circumstances under this Lease where the prior consent or permission of Landlord is required before Tenant is authorized to take any particular type of action, such consent must be in writing and unless this Lease expressly provides that such consent or permission is not to be unreasonably withheld, conditioned or delayed, the matter of whether to grant such consent of permission shall be within the sole and exclusive judgment and discretion of Landlord, and it shall not constitute any nature of breach by Landlord under this Lease or any defense to the performance of any covenant, duty or obligation of Tenant under this Lease that Landlord delayed or withheld the granting of such consent of permission.

Section 7.9     Legal Interpretation. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts and the United States. All obligations of the parties hereto are independent and shall be performable in, and all legal actions to enforce or construe this Lease shall be instituted in the courts of, Suffolk County, Massachusetts. The determination that one or more provisions of this Lease is invalid, void, illegal or unenforceable shall not affect or invalidate the remainder. All obligations of either party requiring any performance after the expiration of the Lease Term shall survive the expiration of the Lease Term and shall be fully enforceable in accordance with those provisions pertaining thereto. Section titles appearing in this Lease are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Lease.

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Section 7.10   Entire Agreement. Tenant agrees that this Lease supersedes and cancels any and all previous letters of intent, statements, negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease, the Leased Premises or the Building, and that there are no representations, agreements, or warranties (express or implied, oral or written) between Landlord and Tenant with respect to the subject matter of this Lease, the Leased Premises or the Building other than contained in this Lease.

Section 7.11   Assignment by Landlord. Landlord shall have the right at any time to transfer and assign in whole or in part, by operation of law or otherwise, its rights, benefits, privileges, duties and obligations hereunder or in the Building. Tenant agrees to look only to the Landlord hereunder for performance of such of Landlord’s obligations hereunder as arise during its period of ownership of the tenant’s interest in the Prime Lease.

Section 7.12   Authority. Each of Landlord and Tenant represents and warrants to the other that it has the full right, power and authority to enter into this Lease and to perform its obligations hereunder, and that upon execution of this Lease by such party, this Lease shall constitute a valid and legally binding obligation of such party. If Tenant signs as a corporation or other entity, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly and validly existing corporation or entity, that the execution of this Lease by such persons on behalf of Tenant has been duly authorized by all necessary corporate action and that Tenant is qualified to do business in the Commonwealth of Massachusetts.

Section 7.13   Limitation of Liability. Any provisions of this Lease to the contrary notwithstanding, Tenant hereby agrees that no personal, partnership or corporate liability of any kind or character whatsoever now attaches or at any time hereafter under any condition shall attach to Landlord or its partners or venturers for payment of any amounts payable under this Lease or for the performance of any obligation under this Lease. The exclusive legal remedies of Tenant for the failure of Landlord to perform any of its obligations under this Lease shall be to proceed against the interest of Landlord in the Project.

Any provisions of this Lease to the contrary notwithstanding, Landlord hereby agrees that (i) no personal, partnership or corporate liability of any kind or character whatsoever now attaches or at any time hereafter under any condition shall attach to Tenant or its partners or venturers for payment of any amounts payable under this Lease or for the performance of any obligation under this Lease, and (ii) except as expressly set forth in Section 7.22, in no event shall Tenant be responsible for any loss of business or any other indirect or consequential damages suffered by Landlord or any of its partners, subpartners and their respective officers, agents, servants, employees, lenders, any property manager and independent contractors, from whatever cause.

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Section 7.14   Time of the Essence. In all instances where Tenant is required under this Lease to pay any sum or do any act at a particular time or within a particular period, it is understood that time is of the essence with respect to such obligation of Tenant.

Section 7.15   Instruments and Evidence Required to Be Submitted to Landlord. Each written instrument and all evidence of the existence or non-existence of any circumstances or conditions which is required by this Lease to be furnished to Landlord shall in all respects be in form and substance satisfactory to Landlord, and the duty to furnish such written instrument or evidence shall not be considered satisfied until Landlord shall have acknowledged that it is satisfied therewith.

Section 7.16   Counterparts. This Lease is executed in any number of counterparts, each copy of which is identical, and any one of which shall be deemed to be complete in itself and may be introduced in evidence or used for any purpose without the production of the other copies.  This Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature.  Without limitation, in addition to electronically produced signatures, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) of an original signature.

Section 7.17   Gender. The pronouns of any gender shall include the other gender and either the singular or the plural shall include the other.

Section 7.18   Force Majeure. Whenever a period of time is herein described for the taking of any action by Landlord or Tenant except for the payment of money, Landlord or Tenant, as the case may be, shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to Force Majeure.

Section 7.19   Recordation. Except as otherwise agreed to by Landlord, Tenant agrees not to record this Lease, but upon the request of Tenant, Landlord shall execute a statutory notice of lease in form reasonably acceptable to Landlord.

Section 7.20   Prime Lease. Tenant recognizes and acknowledges the existence of the Prime Lease and that this Lease is a sublease of a portion of Landlord’s leasehold estate created by the Prime Lease. The termination of the Prime Lease for any reason whatsoever shall never constitute a default by Landlord hereunder nor shall such termination entitle Tenant to terminate this Lease or the payment of any rent or other sums due by Tenant hereunder. Tenant further agrees that this Lease is subject to all of the terms and provisions of the Prime Lease and hereby agrees to be bound by provisions thereof, including but not limited to the provisions relating to employment and non-discrimination. By execution hereof, Tenant hereby acknowledges that it has received a copy of all provisions of the Prime Lease relating to employment and non-discrimination all as set forth on Exhibit D attached hereto provided, however, that the execution of this Lease by Landlord shall never be construed to be an approval hereof by the Prime Lessor, it being understood that the Prime Lessor cannot be bound by any act or omission of Landlord. If Prime Lessor shall request a modification of this Lease, Tenant shall not unreasonably withhold or delay its consent to a modification which does not adversely affect Tenant’s rights and privileges hereunder or impose material burdens on Tenant. Tenant hereby acknowledges and agrees that all communications with Prime Lessor relating to this Lease shall be directed through Landlord and that Tenant shall not seek any approvals or otherwise communicate with Prime Lessor regarding this Lease without the approval of Landlord.

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Section 7.21   Commissions. Tenant warrants and represents to Landlord that it has dealt with no broker except as described in Article I hereof. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord, from and against any claim by third parties for brokerage, commissions, finders or other fees relative to this Lease or the leasing of space in the Building, and any court costs, attorneys’ fees or other costs or expenses arising therefrom, alleged to be due by any broker other than as described in Article I hereof. Landlord warrants and represents to Tenant that it has dealt with no broker except as described in Article I hereof. Landlord hereby agrees to defend, indemnify, and hold harmless Tenant, from and against any claim by third parties for brokerage, commissions, finders or other fees relative to this Lease or the leasing of space in the Building, and any court costs, attorneys’ fees or other costs or expenses arising therefrom, alleged to be due by any broker.

Section 7.22   Surrender of Premises and Holding Over. If Tenant shall remain in possession of the Leased Premises without extension after the expiration of the Lease Term, Tenant shall hold as a tenant at sufferance, at a charge for use and occupancy, and not as rent, of the Leased Premises (x) with respect to any holdover period up to sixty (60) days after the Expiration Date, equal to one hundred and fifty percent (150%) of the highest monthly installment of Base Rent applicable during the Lease Term plus all Additional Rent during such period of time; and (y) with respect to any holdover period after such initial sixty (60) day period, equal to two hundred percent (200%) of the highest monthly installment of Base Rent applicable during the Lease Term plus all Additional Rent during such period of time. In all other respects Landlord and Tenant shall be subject to the terms, provisions and conditions of this Lease, provided in the event such holdover continues for more than sixty (60) days, Tenant shall be liable for all damages incurred by Landlord as a result of Tenant holding over. No surrender to Landlord of this Lease or of the Leased Premises or any part thereof or of any interest therein by Tenant shall be valid or effective unless required by the provisions of this Lease or unless agreed to and accepted in writing by Landlord. No act on the part of any representative or agent of Landlord, and no act on the part of Landlord other than such a written agreement acceptance by Landlord, shall constitute or be deemed an acceptance of any such surrender.

Section 7.23   Relocation of Premises. Landlord reserves the unrestricted and unconditional right, upon one hundred eighty (180) days’ notice from Landlord to Tenant (a “Relocation Notice”), to relocate the portion of the Leased Premises located on the sixth (6th) floor as of the date hereof (as the same may be relocated from time to time, the “Relocation Premises”) and to provide and furnish Tenant with replacement premises for such Relocation Premises elsewhere within the Building with such replacement premises to be approximately the same size, same configuration and buildout as the Relocation Premises and located vertically or horizontally contiguous to the remainder of the Leased Premises (such replacement premises being referred to as the “Substitute Premises”), and to thereafter relocate Tenant from the Relocation Premises to the Substitute Premises. If Landlord relocates Tenant to the Substitute Premises, then Landlord shall, at its sole cost and expense, improve the Substitute Premises in a manner substantially comparable to the Relocation Premises immediately preceding such relocation, and on the date specified on the Relocation Notice Landlord shall move the equipment, personal property and personnel of Tenant to the Substitute Premises and shall reinstall and reconstruct such improvements, equipment and personal property in the Substitute Premises in a manner and fashion reasonably comparable to the Relocation Premises. Upon the exercise by Landlord of the foregoing relocation right, this Lease and each of the terms, covenants and conditions hereof shall remain in full force and effect and be applicable to the Substitute Premises, including, no increase in (a) the Base Rent payable by Tenant or (b) Tenant’s Proportionate Share. In such event, effective as of the date specified in the Relocation Notice, Tenant shall vacate and surrender the Relocation Premises in accordance with the terms and conditions of this Lease, and the Substitute Premises shall thereafter be deemed to be substituted for the Relocation Premises and Tenant shall have no further rights or interests in or to the Relocation Premises. After delivery of a Relocation Notice, the provisions of this Section 7.23 shall be self-operative; however, at either party’s request, Landlord and Tenant shall enter into an amendment of this Lease confirming the relocation of the Relocation Premises.

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Section 7.24   When Lease Becomes Binding. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Leased Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.

Section 7.25   No Construction Against Drafting Party. Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review this Lease and that this Lease will not be construed against either party merely because its counsel has prepared it.

Section 7.26   OFAC List. Tenant represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom Landlord is restricted from doing business with (“OFAC List”). Notwithstanding anything to the contrary herein contained, Tenant shall not permit the Leased Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List. Tenant shall provide documentary and other evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity or to comply with any Requirement.

Section 7.27   Confidentiality. Tenant and Landlord acknowledge that the terms and conditions of this Lease are to remain confidential for both parties’ benefit and may not be disclosed by either party to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent, except (i) in litigation between Landlord and Tenant, (ii) if required by court order, or (iii) as required by applicable law or regulation. Notwithstanding the immediately preceding sentence, each party shall have the right to disclose such information to its lenders or investors, and potential lenders or investors, attorneys, accountants, and consultants, provided such disclosing party instructs such persons to keep such information confidential. Nothing contained in this Lease is intended to prohibit Tenant from filing this Lease with the Securities and Exchange Commission (“SEC”) to the extent that Tenant is required to do so pursuant to applicable SEC requirements.

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Section 7.28   Sustainability. Tenant acknowledges that the Building is or may be in the future certified/rated pursuant to or operated to meet one or more Green Building Standards. As and when requested by Landlord during the Lease Term, Tenant shall provide Landlord (in the format reasonably requested by Landlord and reasonably necessary or desirable to comply with the requirements of the applicable Green Building Standards or any commissioning or re-commissioning of Building systems) with data concerning Tenant’s energy consumption, water consumption, waste recycling, and the operation of Building systems, to the extent such information is not readily available by Landlord. Such data may include, but shall not be limited to, Tenant’s operating hours, the number of on-site personnel, the types of equipment used at the Building (including computer equipment, if applicable), office supply purchases, light bulb purchases, waste and recycling manifests (including gross waste generated and diverted to landfill), cleaning product materials (both chemicals and paper products), environmental characteristics (e.g. landscaping, bicycle racks), as applicable, and energy use and cost. Landlord shall have no liability to Tenant if, once obtained, any such Green Building Standards rating or certification lapses and is not reinstated by Landlord. Tenant and any occupants of the Leased Premises shall comply with the Building’s Sustainability Practices and the applicable Green Building Standards, if any, so long as the foregoing shall not interfere with Tenant’s use of the Premises for the Permitted Uses hereunder. Landlord and Tenant agree to share data needed for third party rating systems such as LEED, GRESB and ENERGY STAR, and Tenant agrees that Landlord may provide data from Tenant to Landlord’s consultants, lenders or prospective lenders, purchasers or prospective purchasers, or other third parties having a reasonable need to know such information.

As used in this Lease, the term “Building’s Sustainability Practices” means the operations and maintenance practices for the Building, whether incorporated into the Building Rules, separate written sustainability policies or otherwise reasonably implemented by Landlord with respect to the Project, as the same may be revised from time to time, addressing, among other things: energy efficiency; energy measurement and reporting; water usage; recycling, composting, and waste management; indoor air quality; and cleaning chemical use. As used in this Lease, the term “Green Building Standards” means one or more of the following: the U.S. EPA’s Energy Star® Portfolio Manager, the Green Building Initiative’s Green Globes™ building rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED®) building rating system, the ASHRAE Building Energy Quotient (BEQ), the Global Real Estate Sustainability Benchmark (GRESB), or other standard for high performance buildings adopted by Landlord with respect to the Project, as the same may be revised from time to time.

Section 7.29   Intentionally omitted.

Section 7.30   Parking. Subject to the provisions hereof, during the Lease Term, Tenant shall have the right to one (1) parking space per 5,000 rentable square feet of the Leased Premises (i.e., sixteen (16) parking spaces based on 81,442 rentable square feet of the Leased Premises) (collectively, the “Parking Spaces”) in the BMIP parking garage (“BMIP Garage”) located at 12 Drydock Avenue. Tenant shall pay, as Additional Rent, (i) a monthly parking charge for the Parking Spaces, which charge is currently $450.00 per month, per space, which rate may be increased from time to time. The Parking Spaces shall be used only for parking duly registered and operating private passenger motor vehicles owned and operated by Tenant or its employees and for visitor parking. Except to the extent resulting from the gross negligence or willful misconduct of Landlord or any of Landlord’s agents, employees or contractors, neither the Landlord nor any operator shall be liable for any loss, injury or damage to persons using the Parking Spaces or automobiles or other property therein, and, to the fullest extent permitted by law, the use of the Parking Spaces shall be at the sole risk of Tenant and its employees. Visitor parking is available in the BMIP Garage, on a first come, first serve basis for parking for all tenants in the Marine Industrial Park, at hourly parking rates, but, except as expressly set forth herein, Tenant has no particular rights in such garage except for the rights of the general public to park in such garage and the right to utilize any spaces in the BMIP garage that are available to Landlord under the Prime Lease on a first-come, first serve basis.

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Article VIII.

Section 8.1     Renewal Term. Tenant shall have the right to renew the Lease Term for all of the Leased Premises for one (1) renewal term of five (5) years (the “Renewal Term”) commencing on the day after the expiration of the initial Term (the “Renewal Term Commencement Date”) and ending on the day preceding the fifth (5th) anniversary of the Renewal Term Commencement Date, unless the Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The Renewal Term shall commence only if (a) Tenant notifies Landlord (the “Exercise Notice”) of Tenant’s exercise of such renewal right not later than twelve (12) months prior to the Expiration Date and no earlier than fifteen (15) months prior to the Expiration Date, (b) at the time of the exercise of such right and immediately prior to the Renewal Term Commencement Date, no Event of Default shall have occurred and be continuing hereunder, and (c) Tenant or a Permitted Transferee occupies not less than seventy percent (70%) of the original Leased Premises at the time the Exercise Notice is given. The Renewal Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (w) the Base Rent shall be the Fair Market Value (as defined below), and (x) Tenant shall have no further right to renew the Lease Term. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Lease Term shall terminate the foregoing right of renewal of Tenant hereunder.

Section 8.2     Renewal Term Rent. The annual Base Rent payable during the Renewal Term shall be equal to the greater of (i) 100% of the annual Fair Market Value (as hereinafter defined) of the Leased Premises as of commencement of the Renewal Term (the “Calculation Date”), and (ii) the annual Base Rent and Additional Rent payable with respect to the twelve (12) months immediately preceding said Renewal Term. “Fair Market Value” shall mean the fair market annual rental value of the Leased Premises as of the Calculation Date for a term equal to the Renewal Term, based on comparable laboratory space in the Project, or on comparable space in comparable buildings located in the Seaport District of Boston, Massachusetts, including all of Landlord’s services provided for in this Lease, and with the Leased Premises considered as vacant, and in “as is” condition existing on the Renewal Term Commencement Date. The calculation of Fair Market Value shall also be adjusted to take into account all relevant factors. Landlord shall advise Tenant (the “Rent Notice”) of Landlord’s determination of Fair Market Value prior to the Renewal Term Commencement Date. If Tenant disputes Landlord’s determination of Fair Market Value, then Tenant shall give notice (a “Dispute Notice”) to Landlord of such dispute within ten (10) Business Days after delivery of the Rent Notice, and such dispute shall be resolved by arbitration as provided below. Time is of the essence of the giving of said Dispute Notice. Failure on the part of Tenant to timely submit a Dispute Notice shall constitute a waiver of the right of Tenant to dispute the Fair Rental Value determined by Landlord, and in such event the Base Rent for the Renewal Term shall be as set forth in the Rent Notice. If the Base Rent payable during the Renewal Term is not determined prior to the Renewal Term Commencement Date, then Tenant shall pay Base Rent in an amount equal to the Fair Market Value for the Leased Premises as determined by Landlord (the “Interim Rent”). Upon final determination of the Base Rent for the Renewal Term, Tenant shall commence paying such Base Rent as so determined, and within ten (10) days after such determination Tenant shall pay any deficiency in prior payments of Base Rent or, if the Base Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Base Rent in an amount equal to the difference between each installment of Interim Rent and the Base Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

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Section 8.3     Arbitration. If Tenant timely disputes Landlord’s determination of Fair Market Value pursuant to provisions above, then such dispute shall be determined by arbitration in accordance with the then prevailing expedited procedures of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the expedited procedures shall be modified as follows:

(i)     In its Dispute Notice Tenant shall specify the name and address of the person to act as the arbitrator on Tenant’s behalf. The arbitrator shall be a commercial real estate appraiser with the M.A.I. designation from the American Institute of Real Estate Advisors, with at least 10 years full-time commercial real estate appraisal experience who is familiar with the Fair Market Value of first-class retail space in the Seaport District in Boston, Massachusetts. Failure on the part of Tenant to make the timely and proper demand for such arbitration shall constitute a waiver of the right thereto and the Base Rent shall be as set forth in the Rent Notice. Within ten (10) Business Days after receipt of the Dispute Notice, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator within such ten (10) Business Day period, and such failure continues for three (3) Business Days after Tenant delivers a second notice to Landlord, then the arbitrator appointed by Tenant shall be the arbitrator to determine the Fair Market Value for the Leased Premises.

(ii)    If two arbitrators are chosen, the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value. If within twenty (20) Business Days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on Fair Market Value then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators. If they are unable to agree upon such appointment within five (5) Business Days after expiration of such twenty (20) Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing five (5) Business Day period, then either party, on behalf of both, may request appointment of such a qualified person by the Boston Office of the American Arbitration Association. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth below. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

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(iii)   Fair Market Value shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deem appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease evidencing the extension of the Lease Term for the Renewal Term and confirming the Base Rent for the Renewal Term, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.

(iv)   In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

Article IX.

Section 9.1     Right of First Offer

(a)    Tenant shall have the one-time right of first offer to lease any horizontally contiguous space on the sixth (6th) floor in the Building (“ROFO Space”) when such area becomes “available for lease to Tenant” (as hereinafter defined). For the purposes of this Article IX, the ROFO Space shall be deemed to be “available for lease to Tenant” if, during the Lease Term but after the initial lease of any ROFO Space, Landlord, in its reasonable judgment, determines that such area will become available for leasing to Tenant (i.e. when Landlord determines that the then current tenant of the ROFO Space will vacate the ROFO Space, and when Landlord intends to offer such area for lease). Provided that the conditions precedent set forth below are then satisfied, then prior to offering to lease such ROFO Space to any third parties, Landlord shall deliver notice thereof to Tenant (the “ROFO Notice”) setting forth (i) Landlord’s good-faith determination of the ROFO Fair Market Value (as defined below) for rental of the ROFO Space, (ii) all other material business terms that will apply to the ROFO Space, all of which shall be the terms of this Lease except for any details set forth in the ROFO Notice, and (iii) the date Landlord anticipates that the ROFO Space will become available for leasing. “ROFO Fair Market Value” shall mean 100% of the fair market annual rental value of the ROFO Space as of the ROFO Space Commencement Date (as defined below), based on comparable laboratory space in comparable buildings located in the Seaport District of Boston, Massachusetts. The calculation of Fair Market Value shall also be adjusted to take into account all relevant factors. Provided that all of the conditions precedent set forth in this Section 9.1 are fully satisfied by Tenant, Tenant shall have the option (the “ROFO Option”), exercisable by Tenant delivering written notice (the “Acceptance Notice”) to Landlord within twenty (20) days after delivery by Landlord of the ROFO Notice to Tenant, to (i) lease the ROFO Space upon all of the terms and conditions set forth in the ROFO Notice, or (ii) reject the ROFO Notice or (iii) to accept the ROFO Notice but elect to have the ROFO Fair Market Value determined in accordance with the arbitration procedure described in Section 8.3 above. Time shall be of the essence as to Tenant’s delivery of an Acceptance Notice with respect to the ROFO Space. If Tenant fails or is unable to timely exercise its right hereunder with respect to the ROFO Space, then Tenant shall have no further right to lease the ROFO Space pursuant to this Article IX.

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(b)    Conditions. Tenant shall have no right to exercise the ROFO Option or to lease the ROFO Space, and Landlord shall have no obligation to deliver a ROFO Notice, unless all of the following conditions have been satisfied both on the date the ROFO Space becomes available for leasing and on the date of the Acceptance Notice: (a) no Event of Default shall have occurred and be continuing; and (b) the original Tenant named herein or a Permitted Transferee is occupying the entirety of the Leased Premises then demised under this Lease.

(c)    Terms. Effective as of the date on which Landlord delivers the ROFO Space to Tenant (the “ROFO Space Commencement Date”):

(i)     The ROFO Space shall be added to and be deemed to be a part of the Leased Premises on a coterminous basis for all purposes under this Lease and on all of the terms and conditions of this Lease (except as otherwise provided in this Article IX);

(ii)     The ROFO Space shall be delivered in broom-clean condition, free of all tenants and occupants and otherwise in its “as is” condition; Landlord shall not be obligated to perform any work or improvements or to provide any allowances or inducements with respect thereto unless otherwise included in the ROFO Notice;

(iii)     Base Rent for the ROFO Space shall be the ROFO Fair Market Value therefore, as set forth in the ROFO Notice;

(ii)     Tenant shall pay all Additional Rent payable under this Lease with respect to the ROFO Space.

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(d)    Amendment. The delivery of the Acceptance Notice by Tenant shall constitute the irrevocable and unconditional acceptance by Tenant of the offer to lease the ROFO Space upon all of the terms and conditions set forth in the ROFO Notice or determined in accordance with this Article IX. Without limitation, if Tenant timely delivers an Acceptance Notice and exercises the ROFO Option, upon request made by either party, Landlord and Tenant will execute, acknowledge and deliver an amendment to this Lease confirming the ROFO Space Commencement Date, Base Rent and Additional Rent payable with respect to the ROFO Space, the incorporation of the ROFO Space into the Premises, and the modifications to this Lease resulting therefrom, as set forth this Article IX; provided, however, as long as the conditions set forth herein are satisfied, the timely delivery of an Acceptance Notice after receipt of the ROFO Notice shall be the automatic and self-operative exercise of the ROFO Option and the failure of either party to execute and deliver such an amendment shall not detract from the exercise by Tenant of the ROFO Option.

(e)    Expiration. Notwithstanding any provision contained herein to the contrary, from and after the date which is twenty-four (24) months prior to the Expiration Date (as such expiration date may be extended pursuant to this Lease), then this Article IX shall become null and void and of no further force or effect and Tenant shall have no further ROFO Options or other rights to lease any ROFO Space pursuant to this Article IX. In such event, all of the obligations of Landlord to offer any ROFO Space to Tenant shall be considered to have been fully and completely satisfied, and neither Landlord nor Tenant shall have any further rights, liabilities or obligations under this Article IX.

(f)     Subordination to Existing Rights. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the renewal and expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof, which are as follows: None.

Article X.

Section 10.1    Rooftop Area

(a)    Tenant shall have the right to use the Rooftop Area, as hereinafter defined, to install and maintain equipment, including supplemental HVAC, emergency generator, a satellite dish and/or antennae(s) for Tenant’s communication network (“Rooftop Equipment”) for a period commencing as of the date that Tenant installs the Rooftop Equipment in the Rooftop Area (“Rooftop Area Commencement Date”) and terminating as of the expiration or earlier termination of the Lease Term. The “Rooftop Area” is the area of the roof shown on Exhibit I attached hereto provided, however, that in the event that Landlord requires Tenant to relocate to another rooftop location prior to the installation of its Rooftop Equipment, Landlord shall provide Tenant written notice, together with information showing such relocated area and provided that such area is reasonably suitable for Tenant’s Rooftop Equipment, such area shall thereafter be the Rooftop Area pursuant to this Article X. Tenant shall be permitted to use the Rooftop Area solely for the purpose of installing the Rooftop Equipment installed in accordance with specifications approved by Landlord in advance utilizing a frequency or frequencies and transmission power identified in such approved specifications and no other frequencies or transmission power shall be used by Tenant without Landlord’s prior written consent. Tenant shall reimburse Landlord for any reasonable third-party out of pocket review of Tenant’s plans in connection with the installation of the Rooftop Equipment. Such installation shall be designed in such manner as to be easily removable and so as not to damage the roof of the Building. Tenant's use of the Rooftop Area shall be upon all of the conditions of the Lease, except as follows:

(c)    Any such installations and the costs to maintain and restore such installations shall be at Tenant’s sole expense.

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(d)    The Rooftop Equipment shall not interfere with the operations of any other tenant in the Building.

(e)    Landlord shall have no obligation to provide any services to the Rooftop Area.

(f)     Tenant shall have no right to make any changes, alterations, signs, decoration or other improvements (which changes, alterations, signs, decoration or other improvements to the Rooftop Area or the Rooftop Equipment without Landlord's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(g)    Landlord shall provide Tenant with 24-hour access to the Rooftop Area, subject to Landlord’s reasonable security procedures and restrictions based on emergency conditions and to other causes beyond Landlord’s reasonable control. Tenant shall give Landlord reasonable advance written notice of the need for access to the Rooftop Area (except that such notice may be oral in an emergency), and Landlord must be present during any entry by Tenant onto the Rooftop Area. Each notice for access shall be in the form of a work order referencing the Lease and describing, as applicable, the date access is needed, the name of the contractor or other personnel requiring access, the name of the supervisor authorizing the access/work, the areas to which access is required, the Building common elements to be impacted (risers, electrical rooms, etc.) and the description of new equipment or other Rooftop Equipment to be installed and evidence of Landlord’s approval thereof. In the event of an emergency, such notice shall follow within five (5) days after access to the Rooftop Area.

(h)   At the expiration or prior termination of Tenant's right to use the Rooftop Area, Tenant shall remove all Rooftop Equipment from the Rooftop Area.

(i)     Tenant shall be responsible for the cost of repairing any damage to the roof of the Building caused by the installation or removal of any Rooftop Equipment.

(j)     Tenant shall have no right to sublet the Rooftop Area, except in connection with a sublease permitted hereunder or otherwise approved by Landlord in accordance with the terms hereof.

(k)    No person, firm or entity (including, without limitation, other tenants, licensees or occupants of the Project) shall have the right to benefit from the services provided by the Rooftop Equipment other than Tenant, a Permitted Transferee or a Related Entity.

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(l)     In the event that Landlord performs repairs to or replacement of the roof, Tenant shall, to the extent reasonably required, at Tenant’s cost, remove the Rooftop Equipment until such time as Landlord has completed such repairs or replacements. Tenant recognizes that there may be an interference with Tenant’s use of the Rooftop Equipment in connection with such work. Landlord shall use reasonable efforts to complete such work as promptly as possible and to perform such work in a manner which will minimize or, if reasonably possible, eliminate any interruption in Tenant’s use of the Rooftop Equipment.

(m)   Any services required by Tenant in connection with Tenant’s use of the Rooftop Area or the Rooftop Equipment shall be installed by Tenant, at Tenant’s expense, subject to Landlord’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed.

(n)    To the maximum extent permitted by law, all Rooftop Equipment in the Rooftop Area shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that any Rooftop Equipment are damaged for any reason, except to the extent caused by the negligence or willful misconduct of Landlord, its agents or contractors.

(o)    Tenant shall take the Rooftop Area “as-is”, in the condition in which the Rooftop Area is in as of the Rooftop Area Commencement Date.

(p)    Tenant shall comply with all applicable laws, ordinances and regulations in Tenant's use of the Rooftop Area and the Rooftop Equipment.

(q)    Landlord shall have the right, upon no less than one-hundred eighty (180) days’ notice to Tenant, to require Tenant to relocate the Rooftop Area to another area (“Relocated Rooftop Area”) on the roof of the Building suitable for the use of the Rooftop Equipment. In such event, Tenant shall, at Landlord’s cost and expense, on or before the ninetieth (90th) day after Landlord gives such notice, relocate all of its Rooftop Equipment from the Rooftop Area to the Relocation Rooftop Area.

(r)     In addition to complying with the applicable construction provisions of the Lease, Tenant shall not install or operate Rooftop Equipment in any portion of the Rooftop Area until (x) Tenant shall have obtained Landlord’s prior written approval, which approval will not be unreasonably withheld, conditioned or delayed, of Tenant’s plans and specifications for the placement and installation of the Rooftop Equipment in the Rooftop Area, and (y) Tenant shall have obtained and delivered to Landlord copies of all required governmental and quasi-governmental permits, approvals, licenses and authorizations necessary for the lawful installation, operation and maintenance of the Rooftop Equipment. The parties hereby acknowledge and agree, by way of illustration and not limitation, that Landlord shall have the right to withhold its approval of Tenant’s plans and specifications hereunder, and shall not be deemed to be unreasonable in doing so, if Tenant’s intended placement or method of installation or operation of the Rooftop Equipment (i) may subject other licensees, tenants or occupants of the Project, or other surrounding or neighboring landowners or their occupants, to signal interference, Tenant hereby acknowledging that a shield may be required in order to prevent such interference, (ii) does not minimize to the fullest extent practicable the obstruction of the views from the windows of the Building that are adjacent to the Rooftop Equipment, if any, (iii) does not complement (in Landlord’s sole judgment, which shall not, however, require Tenant to incur unreasonable expense) the design and finish of the Building, (iv) may damage the structural integrity of the Building or the roof thereof, or (v) may constitute a violation of any consent, approval, permit or authorization necessary for the lawful installation of the Rooftop Equipment.

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(s)    In addition to the indemnification provisions set forth in the Lease which shall be applicable to the Rooftop Area, Tenant shall, to the maximum extent permitted by law, indemnify, defend and hold Landlord and its agents, contractors and employees harmless from and against any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation or other entity arising from Tenant’s use of the Rooftop Equipment and/or the Rooftop Area.

(t)     Landlord shall have the right to designate or identify the Rooftop Equipment with or by a lease or license number (or other marking) and to place such number (or marking) on or near such Rooftop Equipment.

Article XI.

Section 11.1    Definitions. As used in this Lease, the following terms shall have the respective meanings indicated:

Building shall mean that certain building located at One Design Place in Boston (Seaport), Massachusetts, as the same may now or hereafter exist or as it may from time to time hereafter be expanded or modified.

Building Rules shall mean rules and regulations reasonably adopted and altered by Landlord from time to time for the safety, care and cleanliness of the Leased Premises and the Building and for the preservation of good order therein, all of which will be sent by Landlord to Tenant in writing and shall thereafter be carried out and observed by Tenant. The initial Building Rules are attached hereto as Exhibit B and Exhibit C and no such rules and regulations shall be enforced against Tenant in a discriminatory fashion as between Tenant and other tenants of like size and nature. In the event of a conflict between the Building Rules and this Lease, this Lease shall control.

Business Days shall mean all days, excluding Saturdays, Sundays and Observed Holidays.

Common Areas shall mean the lobby, landscaped and sidewalk areas, trash enclosures, loading areas, bicycle parking and storage areas, and other similar areas of general access, common chases and conduits, mechanical and utility rooms, hallways, stairways, elevators and common walkways, common toilets, corridors and the areas on multi-tenant floors in the Project devoted to corridors, elevator lobbies, restrooms and other similar facilities serving the Leased Premises.

Commencement Date shall mean the date shown in Article I hereof.

Force Majeure shall mean whenever a period of time is herein described for the taking of any action by Landlord or Tenant except for the payment of money, Landlord or Tenant, as the case may be, shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, public health emergency or exigency, shortages of labor or materials, war, governmental laws, regulations or restrictions or any act, omission, delay or neglect of the other party hereto or any of such other party employees or agents, or any other cause whatsoever beyond the control of such party (each, a “Force Majeure Event”).

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Governmental Authorities shall mean the United States of America, the City of Boston, the Commonwealth of Massachusetts, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property.

Normal Business Hours shall mean 8:00 a.m. to 6:00 p.m. from Monday through Friday and from 8:00 a.m. until 1:00 p.m. on Saturday, excepting Observed Holidays.

Observed Holidays shall mean New Years’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day plus days observed by the Commonwealth of Massachusetts, the City of Boston.

“Operating Costs” shall mean all reasonable operating costs of the Project of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, maintenance, repair, insuring or operation of the Project, including, but not limited to, the following:

(a)    Wages and salaries of all employees engaged in operation and maintenance or security (to the extent provided) of all or any part of the Project, including taxes, insurance and benefits relating to such employees; provided, however, that with respect to any such person who does not devote substantially all of his or her employed time to the Building or Project, as applicable, the salaries, wages, benefits and other compensation of such person shall be prorated to reflect time spent on matters related to operating, managing, maintaining or repairing the Building or Project, as applicable, in comparison to the time spent on matters unrelated to operating, managing, maintaining or repairing the Building or Project, as applicable.

(b)    All supplies and materials used in the operation and maintenance of any part of the Project.

(c)    Costs of all utilities for the Project, including the cost of water and power, heating, lighting, air conditioning and ventilating for all or any part of the Project.

(d)    Costs of all maintenance, janitorial, security (to the extent provided) and service agreements for the Project, and the equipment therein, including alarm service, window cleaning, snow removal and elevator maintenance.

(e)    Costs of all commercially reasonable insurance relating to the Project, including cost of casualty and liability insurance and Landlord’s personal property used in connection therewith, with such commercially reasonable deductibles as a reasonably prudent landlord of a similarly-situated building would carry.

(f)     Costs of repairs and general maintenance of any part of the Project (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant) including, without limitation, landscaping of any part of the Project.

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(g)    Amortization of the cost of installation of capital improvements to the extent that in the judgment of Landlord the same are necessary to continue the Project as a first class real estate project or will reduce, or reduce the rate of increase of, other Operating Costs or are required to cause the Project or any part thereof to be in compliance with any applicable law following the Effective Date of this Lease. All of such costs shall be amortized over the reasonable life of such improvements, and a pro rata portion thereof included within Operating Costs for each year the same is so amortized. The reasonable life and amortization schedule of the foregoing shall be determined in accordance with generally accepted accounting principles (GAAP), and in no event shall such reasonable life extend beyond the reasonable life of the Building or other part of the Project to which such costs are related.

(h)    Landlord’s central accounting and overhead costs attributable to the Building.

(i)     All fees paid to any person or entity who provides services, including management and marketing to any part of the Project and all costs and charges related thereto including, without limitation, a property management fee equal to two and one-half percent (2.5%) of the gross revenues of the Project.

(j)     All amounts payable by Landlord as real estate taxes or payments in lieu of real estate taxes or Tax Rent payable by Landlord under the Prime Lease, all herein collectively referred to as “Taxes”. The term “Taxes” includes, without limitation, the following: any fire service or other charges for municipal services and all governmental impositions and taxes imposed upon the Building and the land thereunder (the “Land”), and assessments, as well as all ad valorem, license or other taxes imposed upon the Building or the Land and/or imposed upon Landlord by reason of its ownership thereof or this Lease other than state or federal inheritance or succession taxes. If at any time during the Lease Term, the methods of taxation of real estate prevailing at the commencement of the execution hereof shall be altered so that in lieu of, in addition to, or as a substitute for, the whole or any part of the Taxes, there shall be levied, assessed or imposed (i) a tax, assessment, levy, imposition or charge, wholly or partially as capital levy or otherwise, on the rents received therefrom; or (ii) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon the Leased Premises and imposed upon Landlord; or (iii) a tax license fee or the like measured by the rents payable, the same shall be included as Taxes hereunder.

Notwithstanding anything to the contrary contained herein, in no event shall the definition of “Operating Costs” include the following:

(i)       the original construction costs of the Project or any portion thereof, including the Landlord’s Work and renovation prior to the Commencement Date and costs of correcting defects in such original construction or renovation;

(ii)      expenditures for design, permitting, construction or related costs for the expansion or renovation of the Project or any portion thereof;

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(iii)     interest, principal payments of mortgage or other lien debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project;

(iv)     depreciation of the Project (except for capital improvements, the cost of which may be includable in Operating Costs);

(v)     advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(vi)     legal and other expenses incurred in the negotiation or enforcement of leases;

(vii)    completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(viii)   costs to be reimbursed by other tenants of the Project or taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(ix)     salaries, wages, benefits and other compensation paid to personnel of Landlord or its agents or contractors above the position of the person, regardless of title, who has day-to-day management responsibility for the Project;

(x)      general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(xi)     costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building or Property;

(xii)    costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Requirements;

(xiii)   penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of taxes required to be made by Landlord hereunder before delinquency;

(xiv)   overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

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(xv)          costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(xvi)         costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(xvii)        costs incurred in the sale or refinancing of the Project (or any portion thereof);

(xviii)       net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(xix)   costs or expenses otherwise includable in Operating Costs to the extent actually reimbursed by insurance policies required to be maintained by Landlord in accordance with the terms of this Lease;

(xx)           Operating Cost reserves (other than reserves for taxes for the then-current year);

(xxi)          rentals of equipment ordinarily considered to be of a capital nature (such as elevators and HVAC systems) except if such equipment is reasonably and customarily leased either temporarily or permanently in the operation of comparable office and laboratory buildings in the Boston-Seaport area;

(xxii)         any costs or expenses that are duplicative of maintenance and repair costs and expenses actually paid by Tenant in satisfaction of Tenant’s maintenance and repair obligations pursuant to this Lease;

(xxiii)        costs or expenses occasioned by condemnation that are actually recovered by Landlord in any condemnation awards;

(xxxiv)      costs reimbursable to Landlord under any warranty carried by Landlord for the Building or the Project or any portion thereof;

(xxxv)       costs arising from the gross negligence or willful misconduct of Landlord or its agents, and employees;

(xxxvi)      any costs incurred to remove, study, test or remediate Hazardous Materials in or about the Premises, the Building or the Project for which Tenant is not responsible under Section 30 hereof;

(xxxvii)     the costs of signs at the Project identifying Landlord or any other tenants of the Project;

(xxxviii)    any expenses applicable to applying and reporting for the Building or the Project solely for the purpose of seeking or maintaining a Leadership in Energy and Environmental Design (LEED), WELL Building Standard, or other similar “green” certification rating;

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(xxxix)       any expenses otherwise includable within Operating Costs to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project.

Operating Costs for any calendar year during the Lease Term shall be computed and adjusted upward so that Operating Costs shall at all times equal the product of actual Operating Costs incurred during such year times the fraction, the numerator of which is the rentable area of the Building and the denominator of which is the average number (determined on annualized basis) of the rentable area of the Building which is, during such year, subject to a lease agreement with Landlord under which the tenant thereunder is required to pay its proportionate share of Operating Costs.

Without limiting the generality of the foregoing, Landlord shall have the obligation to equitably allocate and prorate some or all of the Operating Costs among different tenants (the “Cost Pools”), adjusting Tenant’s Proportionate Share as to each of the separately allocated costs based on the ratio of the rentable area of the Leased Premises to the rentable area of all of the premises to which such costs are allocated. Such Cost Pools shall include Tenant’s Laboratory Share and may also include, without limitation, other differentiation of the office space, retail space and laboratory tenants of the Building.

Permitted Transferee shall mean: (a) a business entity resulting from a merger or consolidation into or with Tenant, or a reorganization of Tenant, or (b) a business entity to which all or substantially all of Tenant’s assets or stock are transferred; or (c) a Related Entity.

Prime Lease shall mean that certain long term lease agreement dated March 21, 1985 by and between The Economic Development and Industrial Corporation of Boston, a corporation organized under the laws of the Commonwealth of Massachusetts, as landlord and The New England Design Center, as tenant as amended, covering the Building and certain real property on which the Building is situated, as the same may be further amended from time to time.

Prohibited Use shall mean any use or occupancy of the Leased Premises that in Landlord’s reasonable judgment would: (a) cause damage to the Project or any equipment, facilities or other systems therein; (b) impair the appearance of the Project; (c) interfere with the efficient and economical maintenance, operation and repair of the Leased Premises or the Project or the equipment, facilities or systems thereof; (d) adversely affect any service provided to, and/or the use and occupancy by, any Project tenant or occupants; (e) not comply with applicable Requirements; (f) materially and adversely affect the first-class image of the Project; (g) [intentionally omitted]; or (h) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Project. Notwithstanding anything to the contrary contained herein, Landlord represents that the use and occupancy of the Premises for the Permitted Use shall not, in itself, constitute a Prohibited Use.

Project shall mean the Building and the Land and all other improvements now or hereafter situated on the Land.

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Related Entity shall mean: A business entity, including without limitation any subsidiary, franchisee, division or affiliate, which Controls, is Controlled by, or is under common Control with, Tenant.

Requirements shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including the ADA and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters, and landmarks protection, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Project or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Project, and (iv) utility service providers.

Trade Fixtures shall mean any and all signs placed by Tenant within the Leased Premises pursuant to provisions hereof and any and all items of property used by Tenant in the Leased Premises including, but not limited to, furniture and equipment; provided, however, that the term “Trade Fixtures” shall not include any permanent leasehold improvements including, but not limited to, any floor, wall or ceiling coverings, any interior walls or partitions, any lighting fixtures, track lights or any property a part of or associated with any electrical, plumbing or mechanical system, notwithstanding that the same may have been installed within the Leased Premises.

Section 11.2     Exhibits, Supplements and Riders. The Exhibits, Supplements and Riders attached to this Lease are hereby incorporated herein and hereby made a part of this Lease. In the event of a conflict as between this Lease and any Exhibits, Supplements or Riders, this Lease shall control.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

“LANDLORD”

IDB 17-19 DRYDOCK LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	IDB 17-19 GP Corp.,
a Delaware corporation,
its general partner

	By:	/s/ Dana Griffin
	Name:	Dana Griffin
	Title:	Authorized Signatory

“TENANT”

ENTRADA THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Dipal Doshi
Name: Dipal Doshi
Title: President & Chief Executive Officer
Hereunto duly authorized

Signature Page